Exhibit 10.4

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ROCKIES EXPRESS PIPELINE LLC
dated to be effective as of
January 1, 2010
among
Kinder Morgan W2E Pipeline LLC,
P&S Project I, LLC
and
COPREX LLC

i

SCHEDULES

Schedule 5.2    Initial Directors and Alternate Directors
Schedule 5.8.1    Parameters for Economic Model

EXHIBITS

Exhibit A     Membership Interests
Exhibit B    Initial Officers

ii

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
ROCKIES EXPRESS PIPELINE LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Rockies Express Pipeline LLC (the "Agreement"), is dated to be effective as of January 1, 2010, among Kinder Morgan W2E Pipeline LLC, a Delaware limited liability company ("Kinder Morgan Member"), P&S Project I, LLC, a Delaware limited liability company ("Sempra Member") and COPREX LLC, a Delaware limited liability company ("ConocoPhillips Member" and, together with Kinder Morgan Member and Sempra Member, collectively the "Members"), and is entered into with reference to the following:

RECITALS:

WHEREAS, West2East Pipeline LLC, a Delaware limited liability company ("West2East") was formed on October 21, 2005, by the filing of a certificate of formation with the Secretary of State of the State of Delaware, with Kinder Morgan Member owning a 75% membership interest and Sempra Member owning a 25% membership interest;

WHEREAS, West2East formed a wholly-owned limited liability company by the name of Rockies Express Pipeline LLC ("Original Rockies") in Delaware on October 28, 2005;

WHEREAS, West2East, as the sole member of Original Rockies, entered into the Amended and Restated Limited Liability Company Agreement of Original Rockies dated November 8, 2005 (the "Original Rockies Agreement");

WHEREAS, pursuant to a Purchase and Sale Agreement between Alenco Pipelines Inc., a Delaware corporation, and Original Rockies, Original Rockies purchased all of the outstanding limited liability company interests of the Company on February 23, 2006;

WHEREAS, pursuant to an agreement of merger, (i) Original Rockies was merged with and into the Company on April 11, 2006, with the Company as the surviving entity of the merger, (ii) the name of the Company was changed from Entrega Gas Pipeline LLC to Rockies Express Pipeline LLC and (iii) the Original Rockies Agreement was adopted as the limited liability company agreement of the Company;

WHEREAS, pursuant to an irrevocable commitment, on June 30, 2006, ConocoPhillips Member purchased a 24% membership interest in West2East from West2East and was admitted as a member of West2East and (ii) effective December 1, 2009, ConocoPhillips Member purchased an additional 1% membership interest in West2East from West2East;

WHEREAS, on December 30, 2009 pursuant to an agreement of merger, West2East was merged with and into the Company, with the Company as the surviving entity of the merger;

WHEREAS, effective on the date hereof, this Agreement was adopted as the limited liability company agreement of the Company; and

WHEREAS, the Members desire to enter into this Agreement in order to express their understandings and agreements with respect to the management of affairs, business and operations of the Company as conducted from time to time and certain other matters, all on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, desiring to be legally bound hereby, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1     Defined Terms. Unless otherwise required by the context in which any capitalized term appears, or unless otherwise specifically defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth below.

"AAA" means the American Arbitration Association.

"Act of Insolvency" with respect to a Person means any of the following occurrences: (a) the institution by such Person of proceedings of any nature under any laws of any jurisdiction, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such Person is seeking relief as debtor; (b) a general assignment by such Person for the benefit of creditors; (c) the institution by such Person of a case or other proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation laws of any jurisdiction as now existing or hereafter amended or becoming effective; (d) the institution against such Person of a case or other proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction as now existing or hereafter amended or becoming effective, which proceeding is consented to by such Person or is not dismissed, stayed or discharged within a period of ninety (90) days after filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such case or proceeding; (e) the appointment of a receiver, custodian, trustee or like officer to take possession of assets of such Person, which receivership remains undischarged for a period of ninety (90) days from the date of its imposition; (f) admission by such Person in writing of its inability to pay its debts as they mature; or (g) attachment, execution or other judicial seizure of all or any substantial part of such Person's assets or of any Membership Interests owned by such Person, or any part thereof, such attachment, execution or seizure remaining undismissed or undischarged for a period of ninety (90) days after the levy thereof.

"Activities" has the meaning set forth in Section 5.8.11.

"Adjusted Capital Account" means the Capital Account maintained for each Member as of the end of each Taxable Period, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-l(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Taxable Period, are reasonably expected to be allocated to such Member pursuant to Section 4.6 in subsequent Taxable Periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions (other than distributions the making of which will require minimum gain charge back pursuant to Section 4.6.2.3 or Section 4.6.2.4 at a future time) that, as of the end of such Taxable Period, are reasonably expected to be made to such Member in subsequent Taxable Periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member's Capital Account that are reasonably expected to occur during (or prior to) the Taxable Period in which such distributions are reasonably expected to be made (other than increases that will be the result of a minimum gain chargeback pursuant to Section 4.6.1 or 4.6.2). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Adjusted Property" means (a) any property, the Carrying Value of which has been adjusted pursuant to Section 4.4.4 and (b) any other property the Carrying Value of which as then adjusted is based, in whole or in part, upon the Carrying Value of an item of Adjusted Property at an earlier time.

"Affiliate" means, when used with reference to specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided that the Company shall not be considered an Affiliate of any Member.

"Affiliate Contracts" has the meaning set forth in Section 5.9.

"Affirmative Construction Vote" has the meaning set forth in Section 5.8.3.

"Agreed Rate" shall mean the lesser of (a) the rate publicly announced by JPMorgan Chase, New York, New York (or any successor bank) from time to time as its prime rate, plus two percent (2%) and (b) the maximum rate permitted by applicable law.

"Agreed Value" of any Contributed Property means the Fair Market Value of such Contributed Property at the time of contribution as determined by the Board using such reasonable method of valuation as the Board may adopt. The Board shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties in a single or integrated transaction among such properties on a basis proportional to their Fair Market Value.

"Agreement" has the meaning set forth in the preamble, hereto, and includes all exhibits with schedules attached hereto.

"Agreement Dispute" has the meaning set forth in Section 9.1.

"Alternate Director" has the meaning set forth in Section 5.2.1.

"Annual Budget" has the meaning set forth in Section 4.2.1.

"Available Cash" means all unrestricted cash and cash equivalents of the Company less any portion thereof set aside by the affirmative vote of the Board to maintain reasonably adequate reserves for the Company's operations or for any other purpose determined by the Board.

"Board" has the meaning set forth in Section 5.1.

"Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member's share of the Company's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member's Capital Account balance as maintained pursuant to Section 4.4 and the hypothetical balance of such Member's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Houston, Texas or San Diego, California are required or authorized by law or regulation to close.

"Capital Account" means the capital account maintained for each Member pursuant to Section 4.4 herein.

"Capital Account Balance" means at any time in the case of any Member the balance in that Member's Capital Account at that time.

"Capital Contribution" has the meaning set forth in Section 4.4.1.

"Capital Expenditures" means expenditures or investments capitalized in accordance with Required Accounting Practice, including additions to plant, property and equipment, goodwill, other intangibles and other long term investments.

"Carrying Value" of an item of property on its acquisition by the Company means (a) with respect to Contributed Property, the Agreed Value of such property, and (b) with respect to any other Company property, the amount that would be the adjusted basis of such property for federal income tax purposes on such acquisition if the adjusted basis of each other item of property of the Company at that time were equal to the Carrying Value of such other item of property. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.4 and other applicable provisions hereof.

"Cash Call" has the meaning set forth in Section 4.3.1.

"Certificate Segment" means any of the Certificate 1 Segment, the Certificate 2 Segment or the Certificate 3 Segment.

"Certificate 1 Segment" means all construction and other activities necessary to place In Service transportation service from Cheyenne Hub, Colorado to an interconnect with Panhandle Eastern Pipe Line Company in Audrain County, Missouri.

"Certificate 2 Segment" means all construction and other activities necessary to place In Service transportation service from the terminus of the Certificate 1 Segment to the Lebanon Hub, Ohio.

"Certificate 3 Segment" means all construction and other activities necessary to place In Service transportation service from the terminus of the Certificate 2 Segment to Clarington, Ohio.

"Chairman" has the meaning set forth in Section 5.2.3.

"Change in Control" means:

(a) with respect to Kinder Morgan Member, the occurrence of any event by which Kinder Morgan Member ceases to be Controlled by its Parent;

(b) with respect to Sempra Member, the occurrence of any event by which Sempra Member ceases to be Controlled by its Parent;

(c) with respect to ConocoPhillips Member, the occurrence of any event by which ConocoPhillips Member ceases to be Controlled by its Parent; and

(d) with respect to any other Member, the occurrence of any event or series of related events that result in such Member ceasing to be Controlled by the Person that was such Member's Parent immediately prior to such event or series of related events.

"Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

"Committee Representative" has the meaning set forth in Section 5.4.1.

"Committees" has the meaning set forth in Section 5.3.

"Company" means Rockies Express Pipeline LLC, a Delaware limited liability company formerly known as Entrega Gas Pipeline LLC.

"Company Business" means the ownership and operation of the Project and the Pipeline, and all of the business related to the development, design, procurement, land acquisition, construction, financing, ownership, operation, disposal of, maintenance of, the marketing of capacity on and the transacting of business involving, the Pipeline, and may also include the acquisition and construction of the Entrega Project or the acquisition of firm transportation capacity thereon, as well as facilities to access gas supplies from Opal or other points determined by the Board for transmission to markets in the eastern United States on the Pipeline, and to pursue any Construction Capital Opportunities in accordance with Section 5.8 and any other activities related or incidental thereto or in anticipation thereof.

"Confidential Information" has the meaning set forth in Section 2.5.

"ConocoPhillips Member" means COPREX LLC, a Delaware limited liability company.

"ConocoPhillips Shipper" means ConocoPhillips Company.

"Consent" means (a) the prior written consent of the indicated party (including the Board, as applicable) to the action requested, (b) the affirmative vote of the required Members to the extent an action is approved hereunder at a meeting of the Members, (c) the affirmative vote of the Board to the extent an action is approved hereunder or (d) the affirmative vote of the applicable Committee to the extent an action is approved pursuant to a meeting of the Committee Representatives of such Committee as set forth herein.

"Construction Capital Opportunity" means a business opportunity to construct facilities in order (a) to improve, expand or increase the capacity of the Pipeline, or any portion thereof, or (b) to provide a new tie-in point of delivery or receipt of natural gas for the Pipeline, including directly connected lateral pipelines or extensions, but excluding (i) pipelines that do not interconnect directly with the Pipeline or its laterals, (ii) lateral pipelines or extensions which interconnect with pipelines or facilities owned by a Member or any of its Affiliates, (iii) minor taps that are fully reimbursable by a Third Party, (iv) any Certificate Segment as originally placed In Service, (v) the Entrega Project and any extensions or expansions thereof to provide delivery or receipt of natural gas for the Pipeline and (vi) extensions and expansions relating to the Overthrust Lease.

"Contributed Property" means (a) each property or other asset, in such form as may be permitted by the Act, but excluding cash or cash equivalents, contributed to the Company and (b) any other property the Carrying Value of which as then adjusted is based, in whole or in part, upon the Carrying Value of an item of Contributed Property at an earlier time. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.4.4, such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property for such purposes.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a specified Person, whether through the direct or indirect ownership of voting securities, partnership interests or other equity interests, or by contract or otherwise. The term "Control" when used as a verb in the referenced clauses shall have a correlative meaning.

"Credit Standards" means, with respect to any Person or its guarantor, that (a) such Person's or its guarantor's long-term unsecured debt securities are rated at least BBB- by Standard and Poor's Rating Group (or, if such entity changes its rating system, the comparable rating under such changed system) and at least Baa3 by Moody's Investors Services, Inc. (or, if such entity changes its rating system, the comparable rating under such changed system), in each case with stable outlook or, in the case of a potential Transferee under Section 7, if either of such rating agencies is no longer in business or no longer is rating such indebtedness of such Person or its guarantor, a comparable rating of another internationally recognized rating agency selected by the non-Transferring Members; and (b) the sum of such Person's or its guarantor's financial commitments with respect to the Project is less than 15% of such Person's or its guarantor's tangible net worth. For this purpose, the term "tangible net worth" shall mean a Person's net equity less goodwill, patents, unamortized loan costs or restructuring costs and other intangible assets, all determined in accordance with GAAP as of the end of the most recent fiscal quarter for such Person.

"Deadlock" has the meaning set forth in Section 5.6.1.

"Deadlocked Proposal" has the meaning set forth in Section 5.6.1.

"Development Budget" means the budget for Company in connection with the development of the Project as in existence on the date hereof and as such budget may be modified from time to time, as appropriate, by the Board.

"Development Costs" means all Third Party Development Costs and Internal Development Costs.

"Director" has the meaning set forth in Section 5.2.1.

"Disposition" means a sale, assignment or conveyance of one hundred percent (100%) of a Membership Interest held by a Member.

"Economic Criteria" means, with respect to any proposed Construction Capital Opportunity (a) such proposed Construction Capital Opportunity has been requested for use by one or more potential, creditworthy shippers ("Potential Shipper(s)") who have executed binding commitments for firm capacity with a minimum of 80% of the proposed capacity of such proposed Construction Capital Opportunity ("Minimum Firm Capacity") and, in the case of a proposed mainline capacity expansion, the Pipeline or the portion thereof proposed to be expanded does not have adequate firm capacity available for such Potential Shipper(s); (b) the costs associated with the proposed Construction Capital Opportunity will not exceed $500,000,000, and (c) such proposed Construction Capital Opportunity provides a projected unlevered after tax internal rate of return, assuming a tax rate of forty-one percent (41%), of not less than the Hurdle Rate. The projected return on equity shall be based on an economic model with assumptions set forth on Schedule 5.8.1. The Board may adopt alternative hurdle rates or other economic criteria for the Economic Criteria at its discretion.

"Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

"Effective Time" means the date of this Agreement.

"EMUS" means EnCana Marketing (USA) Inc., a Delaware corporation.

"Entrega" means Entrega Gas Pipeline LLC, a Delaware limited liability company.

"Entrega Project" means the development, design, engineering, procurement, construction, installation, testing, precommissioning and commissioning and operation of a new approximately 327 mile-long interstate natural gas pipeline that will extend from the Meeker Hub near the town of Meeker in the Piceance Basin of Rio Blanco County, Colorado, to a new interconnect near Watsutter in Sweetwater County, Wyoming (segment 1), and continue on to the existing Cheyenne wholesale natural gas market hub near the town of Rockport in Weld County, Colorado, together with associated facilities and equipment (segment 2).

"Event of Default" has the meaning set forth in Section 8.2.1.

"Fair Market Value" of an item of property means the amount of cash a willing buyer would pay a willing seller for that property at that time in an arm's length transaction.

"FERC" means the Federal Energy Regulatory Commission.

"FERC Certificate" means the certificate(s) of public convenience and necessity issued by the FERC pursuant to any application for such certificate, including, in the case of the Entrega Project or any Certificate Segment, the certificate of public convenience and necessity therefor.

"FERC Response Date" means, in the case of any FERC Certificate, thirty (30) days following the date upon which the FERC has issued such FERC Certificate.

"Funding Notice" has the meaning set forth in Section 4.3.1.

"GAAP" means U.S. generally accepted accounting principles.

"Governmental Entity" means any legislature, court, tribunal, arbitrator, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.

"Hurdle Rate" means an 8% return on an unlevered after tax basis based on an economic model with assumptions as set forth in Schedule 5.8.1.

"In Service" means, with respect to any Certificate Segment or either of the segments in the Entrega Project as of any date, that such segment is capable of delivering the total capacity (including the MDQ of EMUS specified in the FERC Certificate applicable to that segment) in compliance with that FERC Certificate.

"Indemnified Parties" has the meaning set forth in Section 10.1.1.

"Indemnifying Members" has the meaning set forth in Section 10.1.1.

"Indemnitee" has the meaning set forth in Section 10.2.1.

"Indemnitor" has the meaning set forth in Section 10.2.1.

"Initial Budget" has the meaning set forth in Section 4.2.1.

"Initial Members" has the meaning set forth in Section 2.3.1.

"Interest Transfer" means, with respect to a Member, (a) a Transfer of all of or any portion of such Member's Membership Interest or (b) a Change in Control with respect to such Member.

"Internal Development Costs" means all reasonable and verifiable internal costs of the Kinder Morgan Member and Sempra Member and their respective Affiliates incurred in connection with the development or construction of the Project on or after December 16, 2005 but prior to the Project Completion Date and charged to the Company; provided such costs together with the Pre-Formation Development Costs incurred by (a) Kinder Morgan Member and its Affiliates shall not exceed $41,000,000 and (b) Sempra Member and its Affiliates shall not exceed $3,600,000. Such costs shall include, in the case of personnel costs, an overhead charge equal to eighty percent (80%) of the allocable base salary of the individuals involved for hours they spend working directly on the Project plus reimbursement for direct, out of pocket expenditures of such individuals in connection with the Project, but shall exclude any element of profit. For the sake of clarity, costs invoiced to the Company pursuant to the Operating Agreement or the O&R Agreement, as the case may be, shall not be considered "Internal Development Costs."

"Kinder Morgan Member" has the meaning set forth in the introduction paragraph hereof.

"KMP" means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership.

"Laws" means all laws, statutes, rules, regulations, ordinances, codes, licensing requirements and other pronouncements having the effect of law of any Governmental Entity, in each case including any amendment thereof or successor thereto.

"Lien" means any mortgage, pledge, assessment, security interest, lien, claim, charge, easement, covenant, equitable interest, right of first offer or refusal, restriction on transfer, adverse interest in property or other similar encumbrance of any kind, including any property interest or title of any vendor, lessor, lender or other secured party under any conditional sale contract or title retention contract and, in the case of securities or other equity interests, any put, call or similar right of a third party with respect to such securities or equity interests.

"LLC Act" means the Delaware Limited Liability Company Act, as amended from time to time; provided, however, that if any amendment to the LLC Act, or any succeeding or successor law, is applicable to the Company only if the Company has elected to be governed by the LLC Act as so amended or by such succeeding or successor law, as the case may be, then the term "LLC Act" shall refer to the LLC Act as so amended or to such succeeding or successor law only after the appropriate election by the Board with the Consent of the Members.

"Losses" means any liability, loss, damage, expense, penalty and/or other claim of any kind or nature whatsoever, including reasonable attorneys' fees and costs.

"MDQ" means, as the context requires, the maximum daily quantity of natural gas transportation capacity contracted for by any Person.

"Mediation Rules" has the meaning set forth in Section 5.6.2.

"Member" means each of Kinder Morgan Member, Sempra Member, ConocoPhillips Member or any other member admitted to the Company in accordance with the provisions of this Agreement (but shall not include any Withdrawing Member).

"Member Affiliate Support Instruments" means at any time any credit support agreements then in effect, such as letters of credit or guarantees of letters of credit, entered into (with the prior Consent of the Board) by any Affiliate of any Member for the account of West2East or the Company in connection with the development and construction of the Project in order to support the financial obligations of the Company or West2East to Third Parties, including contractors and suppliers.

"Membership Interest" means the entire legal and equitable ownership interest of a Member in the Company at any particular time.

"Member Loans" has the meaning set forth in Section 4.5.2.

"Member Nonrecourse Deduction" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

"Minimum Firm Capacity" has the meaning set forth in the definition of Economic Criteria.

"Native Americans" means federally recognized tribes of Native Americans.

"Natural Gas Act" means the statute pursuant to which the U.S. federal government, acting through the FERC, regulates the transportation of natural gas in interstate commerce, the sale of natural gas in interstate commerce for resale and natural gas companies engaged in such transportation or sale (15 U.S.C. 717, et seq.).

"Net Agreed Value" means (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member or Transferee by the Company, the Company's Carrying Value of such property (after adjustment pursuant to Section 4.4.4) at the time such property is distributed, reduced by any liabilities either assumed by such Member or Transferee upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code.

"Net Income" means, for any Taxable Period, the excess, if any, of the Company's items of income and gain for such Taxable Period over the Company's items of loss and deduction for such Taxable Period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.4.2 and shall not include any items specially allocated under Section 4.6.2.

"Net Loss" means, for any Taxable Period, the excess, if any, of the Company's items of loss and deduction for such Taxable Period over the Company's items of income and gain for such Taxable Period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.4.2 and shall not include any items specially allocated under
Section 4.6.2.

"Nonrecourse Deductions" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

"O&R Agreement" means the Operations and Reimbursement Agreement, effective as of January 1, 2008, by and between the Operator and the Company and includes all exhibits and schedules attached thereto.

"Offer Period" has the meaning set forth in Section 7.1.3.

"Operating Agreement" means the Operating and Reimbursement Agreement dated as of May 31, 2005 between Entrega and the Operator.

"Operating Budget" has the meaning set forth in Section 4.2.1.

"Operational Expenditures" means operational expenditures of the Company (not to include Development Costs for any portion of the Pipeline then completed) made in accordance with the Annual Budget (as amended and in effect from time to time) required to be expensed in accordance with GAAP, including but not limited to operating expenses and general, administrative or overhead expenses of the Company.

"Operator" means Kinder Morgan NatGas Operator LLC, a Delaware limited liability company, or any successor thereto that the Company has engaged to operate and maintain the Pipeline.

"Optionee" has the meaning set forth in Section 7.1.2.

"Original Rockies" has the meaning set forth in the recitals.

"Original Rockies Agreement" has the meaning set forth in the recitals.

"Overthrust Lease" means the lease dated November 16, 2005 between the Company and Questar Overthrust Pipeline Company for the lease of capacity on the Pipeline.

"Parent" means (a) in the case of Kinder Morgan Member, KMP and solely for purposes of Section 7.1.5(b) shall include Kinder Morgan Operating L.P. "A", (b) in the case of Sempra Member, Sempra Energy and solely for purposes of Section 7.1.5(b) shall include Sempra Global, (c) in the case of ConocoPhillips Member, ConocoPhillips Company and solely for purposes of Section 7.1.5(b) shall include ConocoPhillips and (d) in the case of any other Member, the Person that either (i) Controls a Member and that has no other Person that Controls it or (ii) is designated by the Company as the Parent of such Member in connection with its admission to the Company.

"Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted by a Governmental Entity.

"Person" means any individual, partnership, corporation, association, business trust, limited liability company or other entity.

"Pipeline" means the interstate natural gas transmission pipeline system and related facilities (including compression and metering facilities) commonly known as the Rockies Express Pipeline, originating at a point near Meeker, in Rio Blanco County, Colorado and terminating at a point near Clarington, in Monroe county, Ohio and including the Overthrust Lease and the ROWs and other rights, including FERC Certificates and other Permits, necessary for the construction, maintenance or operation thereof, and any additions thereto or betterments, expansions, extensions, renewals or replacements thereof, including the Entrega Project.

"Potential Shippers" has the meaning set forth in the definition of Economic Criteria.

"Pre-Formation Development Costs" means, with respect to Kinder Morgan Member,
$2,488,066.01, and with respect to Sempra Member, $433,473, which represent the respective costs incurred by such Members and their Affiliates in connection with the development or construction of the Project on or after August 12, 2005 but prior to December 16, 2005.

"President" means with respect to any Person, the president, or Person having the equivalent authority, of such Person, as the case may be.

"Products" means all of the work products developed by the Members and their respective Affiliates and all work products or the rights obtained from Third Parties (in each case) with respect to the Project and the Pipeline, including, without limitation, those products owned directly or indirectly by a withdrawing Member, maps, engineering studies, draft or final applications for Permits, executed precedent agreements, environmental reports and related data, ROWs (including the ROWs across the lands of Native Americans), cost projections, Third Party contracts for materials or services, or any other similar rights or materials developed or used by the Members in connection with this Agreement, the Project or the Pipeline, but such term shall exclude any market or other information developed by Sempra Shipper or ConocoPhillips Shipper and any proprietary or confidential information related to the evaluation of potential business opportunities developed by a Member or its Affiliates.

"Project" means the acquisition, development, construction and ownership of the Pipeline.

"Project Completion Date" means November 12, 2009.

"Qualified MLP" means, as to any Member, a publicly traded limited partnership whose sole general partner is, or is a commonly Controlled Affiliate of, that Member.

"Recapture Income" means any gain recognized by the Company for federal income tax purposes (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

"Recipient" has the meaning set forth in Section 2.5.

"Regulatory Allocations" has the meaning given that term in Section 4.6.2.5.

"Remaining Members" has the meaning set forth in Section 3.3.2.1.3.

"Required Accounting Practice" means, as to any Person or its financial statements at any time: (1) the accounting rules and regulations, if any, which the Governmental Entities under the jurisdiction of which that Person is operating prescribe at that time; and (2) to the extent those rules and regulations do not otherwise provide, GAAP at that time prevailing for entities engaged in businesses similar to that of that Person.

"Required Consent" means the Consent of the Members collectively holding 85% or more of all of the Membership Interests at the time such action is being taken.

"Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes (computed without regard to any adjustment required by Section 734 or 743 of the Code) resulting from a sale, exchange or other disposition of property of the Company to the extent such item of gain or loss is not allocated pursuant to Section 4.7.2.1 or 4.7.2.2, to eliminate Book-Tax Disparities.

"Rockies Credit Agreement" means the Credit Agreement, dated as of April 28, 2006, among the Company, the banks and other financial institutions listed on the signature pages thereof as lenders (and each other person that becomes a lender as provided therein), JPMorgan Chase Bank, N.A., a national banking association, individually as a lender and as the administrative agent for the lenders, Wachovia Bank, National Association, and Citibank, N.A., as the co-syndication agents and Lehman Brothers Bank, FSB, and The Royal Bank of Scotland, plc as the co-documentation agents, as amended by First Amendment to Credit Agreement, dated as of October 16, 2008, among the Company, the banks and other financial institutions listed on the signature pages thereof as lenders (and each other person that becomes a lender as provided therein) and JPMorgan Chase Bank, N.A., a national banking association, individually as a lender and as the administrative agent for the lenders.

"Rockies Credit Agreement Default" means, with respect to a Member, an Event of Default (as such term is defined in the Rockies Credit Agreement) that has occurred and is continuing by reason of any action of, failure to act by, or other event, circumstance or condition pertaining to, such Member or any of its Affiliates.

"ROW" means rights of way and other land rights necessary to construct and operate the Project.

"SEC" means the Securities and Exchange Commission.

"Secretary of the Board" has the meaning set forth in Section 5.2.3.

"Sempra" means Sempra Pipelines & Storage Corp., a Delaware corporation.

"Sempra Energy" means Sempra Energy, a California corporation.

"Sempra Global" means Sempra Global, a California corporation.

"Sempra Member" means has the meaning set forth in the introductory paragraph.

"Sempra Shipper" means Sempra Rockies Marketing, LLC, a Delaware limited liability company.

"Sharing Ratios" means, as of the date hereof, fifty percent (50%) for Kinder Morgan Member, twenty-five percent (25%) for Sempra Member and twenty five percent (25%) for ConocoPhillips Member, or any different percentages for such Members or any additional Members as certified in a writing (which shall constitute a permissible amendment to this Agreement) delivered to each Member by the Board that reflects any adjustment to the Sharing Ratios in connection with the admission or withdrawal of any Member, by Transfer or otherwise (in each case), or Transfer of Membership Interests between Members, in accordance with the terms of this Agreement, which adjustment, if not resulting from a Transfer of a Membership Interest, shall increase or decrease the Sharing Ratios of the Members in a manner proportional to their then-existing Sharing Ratios.

"Subchapter K" means subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

"Subject Membership Interest" has the meaning set forth in Section 7.1.2.

"Tax Matters Partner" has the meaning set forth in Section 6.4.4.

"Taxable Period" means (a) a taxable year of the Company, (b) the portion of a Taxable Period that ends with an event in respect of which there is an adjustment to Carrying Values under Section 4.4.4 and (c) the portion of a Taxable Period that begins after an event that clause (b) hereof describes with the result that each taxable year may contain two or more Taxable Periods. A period that is, as a result of the preceding sentence, a Taxable Period, and that is divided into two periods by reason of clause (b) above shall not after such division be a Taxable Period.

"Third Party" means any Person other than a Member, its Affiliates and the Company.

"Third Party Development Costs" means all Third Party costs provided for in any Annual Budget or Initial Budget incurred in connection with the development or construction of the Project on or after the December 16, 2005 but prior to the Project Completion Date.

"Total Development Costs" means the Development Costs and the Pre-Formation Development Costs.

"Transfer" means any sale, assignment, conveyance, encumbrance, mortgage or pledge, or other transfer of any kind, whether occurring voluntarily or by operation of law.

"Transfer Notice" has the meaning set forth in Section 7.1.2.

"Transferee" has the meaning set forth in Section 7.1.2.

"Transferor" has the meaning set forth in Section 7.1.2.

"Treasury Regulations" means the regulations issued by the U.S. Treasury Department pursuant to the Code.

"Unrealized Gain" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.4.4 as of such date).

"Unrealized Loss" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.4.4 as of such date) over (b) the Fair Market Value of such property as of such date.

"U.S." means the United States of America.

"West2East" has the meaning set forth in the recitals.

"Withdrawal Date" has the meaning set forth in Section 3.3.1.

"Withdrawing Member" has the meaning set forth in Section 3.3.2.1.1.

1.2     Interpretation. Reference to a given Section, Subsection, Exhibit or Schedule is a reference to a Section, Subsection, Exhibit or Schedule of this Agreement, unless otherwise specified. The terms "hereof," "herein," "hereto," "hereunder" and "herewith" refer to this Agreement as a whole. Except where otherwise expressly provided or unless the context otherwise necessarily requires: (a) reference to a given agreement, instrument, statute or regulation is a reference to that agreement, instrument, statute or regulation as modified, amended, supplemented and restated from time to time, and, as to a statute or regulation, any successor statute or regulation, (b) accounting terms have the meanings given to them by GAAP applied on a consistent basis by the accounting entity to which they refer, (c) references to "dollars" or "$" shall mean the lawful currency of the U.S., (d) reference to a Person includes its successors and permitted assigns, (e) references to any term in this Agreement when used in the singular shall have the same meanings when used in the plural and vice versa, (f) the masculine shall include the feminine and neuter, and vice versa, and (g) "includes" or "including" means "including, for example and without limitation."

1.3     Undertakings Relating to the Company. Whenever any provision hereof requires (a) the Company to take or omit to take a specified action, (b) the Board to approve any matter concerning the Company or to take or omit to take a specified action, or (c) the Committee Representative to take or omit to take a specified action, then such provision shall be interpreted to mean that the Members shall cause (i) the Company to take or omit to take such action, (ii) their respective Directors to cause the Board to approve such matter or take or omit to take such action or (iii) their respective Committee Representative to approve such matter or take or omit to take such action, as applicable.

ARTICLE 2
FORMATION DOCUMENTS; OTHER COMPANY MATTERS

2.1     Formation Documents; Name; Filings.

2.1.1    Formation Documents. The Company was originally incorporated by the filing of the Certificate of Incorporation of Entrega Gas Pipeline Inc. with the Secretary of State of the State of Delaware on February 9, 2004. The Company was converted from a corporation to a limited liability company by the name of Entrega Gas Pipeline LLC by the filing of a Certificate of Conversion and Certificate of Formation on November 7, 2005 with the Secretary of State of the State of Delaware. The name of the Company was changed to Rockies Express Pipeline LLC on April 11, 2006, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware, pursuant to which Original Rockies merged with and into the Company, with the Company as the surviving entity. Additionally, West2East was merged with and into the Company, with the Company as the surviving entity of the merger, on December 30, 2009, pursuant to (i) a Certificate of Merger filed with the Secretary of State of the State of Delaware and (ii) an Agreement of Merger between the Company and West2East dated December 30, 2009.

2.1.2     Name.     The name of the Company shall be Rockies Express Pipeline LLC.

2.1.3     Filings. The Board shall cause to be executed, filed and published all such certificates, notices, statements or other instruments, and amendments thereto under the laws of the State of Delaware and other applicable jurisdictions as the Board may from time to time deem necessary or advisable for the operation of the Company.

2.2     Purpose; Powers.

2.2.1     Purpose. The sole purpose of the Company is to (directly or indirectly through its ownership of other Persons) engage in the Company Business.

2.2.2     Powers. The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 2.2.1, including all the powers and privileges the LLC Act or any other applicable Law grants a limited liability company.

2.3     Members.

2.3.1    Initial Members. The Members as of the Effective Time (the "Initial Members") are Sempra Member, ConocoPhillips Member and Kinder Morgan Member, and their respective Membership Interests and Sharing Ratios as of the Effective Time are set forth on Exhibit A.

2.3.2     New Members. Any admission of a new Member for new value provided to the Company in exchange for the issuance of additional Membership Interests requires the Required Consent of the Members, which Consent may be withheld in the reasonable discretion of any such Member. A Person may only be admitted as new Member pursuant to this Section 2.3.2:

(a)    in accordance with the terms of this Agreement; and

(i)    (b)     if such Person executes and delivers counterparts of this Agreement to the Company and the other Members;

Upon the admission of any new Member pursuant to this Section 2.3.2 the Membership Interests of all Members will be reduced in accordance with their Sharing Ratios prior to giving effect to such admission.

2.4     Registered Agent and Office. The name of the registered agent for service of process on the Company within the State of Delaware, and the address of such registered agent and the address of the registered office of the Company within the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange St, Wilmington, DE 19801.

2.5     Confidential Information. Any proprietary or confidential information concerning the Company Business (including internal business information of a Member or its Affiliate disclosed in connection with the Company Business) that is provided by or obtained from the Company or any Member or their respective Affiliates ("Confidential Information"), that comes into the possession of any Member or their respective Affiliates (each, a "Recipient"), shall be held in confidence by the Recipient for a period of two (2) years following the date of disclosure. During such period, the Recipient shall not disclose the Confidential Information to Third Parties, except with the prior permission of the Company; provided in the case where the Recipient is a subsidiary or an Affiliate Controlled by a Member, such Member shall cause such Recipient to be bound by the provisions of this Section 2.5; provided, further, that each Member acknowledges its obligations pursuant to this Section 2.5 with respect to Confidential Information the Recipient of which is its Parent or a subsidiary or Controlled Affiliate of its Parent and agrees to take appropriate steps to ensure the confidentiality of Confidential Information such Member discloses or allows to be disclosed to such a Recipient. Information received by the Sempra Shipper and the ConocoPhillips Shipper or any shipper affiliated with a Member pursuant to their respective transportation agreements and related documents with the Company shall not be considered

Confidential Information within the meaning of this Section 2.5. The Recipient shall not use the Confidential Information for any purpose other than in connection with the Company Business. The foregoing general restrictions on disclosure of Confidential Information shall not apply to Confidential Information that (a) was previously known to the Recipient; (b) is obtained by the Recipient on a non-confidential basis from a Third Party, provided that the Third Party, to the knowledge of the Recipient, is not or was not bound by a confidentiality obligation with respect to such Confidential Information; (c) is in or becomes part of the public domain through no fault of the Recipient; (d) the Recipient is legally compelled to disclose by a Governmental Entity or others; (e) is necessary to disclose in order to enforce this Agreement; (f) is disclosed to an Affiliate; (g) is disclosed to a Person (including an employee of a Member or its Affiliate) that provides services to the Company or has been retained to provide services in connection with the Company Business; or (h) is disclosed in connection with a Transfer of a direct or indirect interest in the Company, a financing in connection with a Transfer of a direct or indirect interest in the Company or any financing or refinancing secured by the assets of the Company, the Company or any Member; provided that in each of the circumstances described in clauses (f) through (h), the Person to whom the information was disclosed has agreed to hold such Confidential Information confidential in accordance with this Section 2.5. If it appears that the Recipient may become legally compelled to disclose any Confidential Information, the Recipient promptly shall consult with the disclosing party as to the reasons for such compelled disclosure, and shall afford the disclosing party a reasonable opportunity to obtain a protective order as to the Confidential Information, and further shall use reasonable efforts to obtain reliable assurance that the Confidential Information actually disclosed will be treated confidentially. Each of the Company and the Members acknowledges that the provisions of this Agreement, as revised from time to time, shall be considered Confidential Information without regard to the two (2)-year time period set forth above. The foregoing general restrictions on disclosure of Confidential Information shall not apply to Confidential Information that a Parent or any other Affiliate of any Member, including its Qualified MLP, must disclose in registration statements or reports filed with the SEC or to comply with the rules of any national securities exchange on which the securities of such Person are traded.

2.6     Public Statements. Except as permitted with respect to disclosures of Confidential Information pursuant to Section 2.5 or as may be required by any applicable Law or to comply with the rules of any national securities exchange on which the securities of such Person are traded, no Member or Affiliate thereof shall make any public announcements or public statements concerning the Company Business without first obtaining the written consent of each other Member's Director(s), which consent shall not unreasonably be withheld. Each Member shall provide the other Members with draft copies of the text of all applicable statements or testimony that will be made public, including to Governmental Entities and the press, at a reasonable period of time prior to the release or presentation of such statements or testimony, and to coordinate with each other Member to make statements and present testimony that is consistent with the public relations strategy developed by the Board.

2.7     Regulation by Governmental Entities. The Members intend that the Company and the entire Project will be within the jurisdiction of the FERC. Unless otherwise expressly agreed by any affected Member or as reasonably required to achieve the purpose of the Company after consultation with each Member, neither the Company nor any other Member shall engage in any transaction or activity that would (a) cause the Company, any other Member or any of their respective Affiliates to become subject to the jurisdiction of any state public utility commission or public service commission; or (b) cause any other Member or any of their respective Affiliates to become subject to the jurisdiction of FERC pursuant to the Natural Gas Act. Notwithstanding any other provision in this Agreement to the contrary, each Member and its Affiliates may take whatever actions it deems necessary to avoid any such regulation.

2.8     Principal Office. The principal office of the Company shall be at 500 Dallas, Suite 1000, Houston, Texas, 77002 or at such other place as the Company may designate from time to time. The Company may have such other offices as the Members may designate from time to time.

ARTICLE 3
BUSINESS OF THE COMPANY

3.1    Development of the Project.

3.1.1     General The Company shall carry out the Company Business in accordance with the provisions of this Agreement.

3.1.2     Information and Progress Reports. At the request of any Member, but no less often than quarterly, the Board shall cause to be prepared and submitted to each Member at any time and from time to time a written status report for the Project, covering development activities performed to date, the status of the Project and the major development and construction activities planned for the Project during the upcoming calendar quarter.

3.1.3    Project Agreements.

3.1.3.1    Intentionally Omitted.

3.1.3.2     O&R Agreement. The Company has entered into the O&R Agreement with the Operator.

3.1.4     Project Documents. All Permits, applications, contracts and other assets obtained or entered into that will ultimately become Project assets shall be entered into by or otherwise be in the name of the Company.

3.2    Total Development Costs.

3.2.1     Development Costs. The Company will pay or provide for the timely payment of all Development Costs incurred in accordance with the Annual Budget which has been approved by the Board. Unless otherwise approved by the Board, the Company shall use the proceeds of Capital Contributions pursuant to Section 4.3.1 to fund the payment of, or reimbursement of the Company for, all Development Costs.

3.2.2     Accounting for Certain Costs. If the Affiliates of a Member provide goods or services to the Company the costs of which are Development Costs, such Member (a) shall cause one of its Affiliates to keep complete, separate records and accounts of all such costs and (b) report to the Board all such costs paid and payable within fifteen (15) days after the end of each month, or other periodic basis as established by the Board, including such detail and otherwise in such form and in accordance with such procedures as are designated from time to time by the Board.

3.2.3     Responsibility for Development Costs; Reimbursement of Development Costs: Audits.

3.2.3.1    Responsibility for Development Costs. Responsibility for the funding of the payment of Development Costs shall be shared by the Members pro rata, on the basis of their respective Sharing Ratios.

3.2.3.2     Intentionally Omitted.

3.2.3.3     Reimbursement of Development Costs. If the Company obtains financing for the Project, the Company shall use all reasonable efforts to structure the financing arrangements for the Project to obtain from the proceeds thereof on the financial closing date reimbursement of all Total Development Costs actually paid or incurred by or on behalf of the Company or the Members as of such date. Any recovery of such amounts on the financial closing date shall be distributed to the Members pursuant to Section 4.8.1 from funds available therefor under the financing arrangements in proportion to their previous Capital Contributions for such purpose.

3.2.3.4     Audit Rights. All records and accounts of each Member and its Affiliates relating to Total Development Costs incurred or paid by such Member or its Affiliates and for which payment, credit or reimbursement is desired under this Agreement, shall be available for inspection and audit by the other Members, at such Member(s) own expense, upon reasonable advance notice during normal business hours.

3.3     Withdrawal

3.3.1     Withdrawal from the Company. A Member may withdraw from the Company only with the prior approval of the Board, which withdrawal will require the unanimous affirmative vote of Directors representing the non-withdrawing Members and will be effective as of the date specified by the Board in connection with that approval. In this Agreement, "Withdrawal Date" means the effective date of a permitted withdrawal. Any attempted withdrawal from the Company other than as expressly provided for herein will constitute a violation of this Agreement.

3.3.2    Effect of Withdrawal.

3.3.2.1    Effect on Withdrawing Member.

3.3.2.1.1    Liability for Costs. If a Member withdraws from the Company in accordance with this Agreement, the withdrawing Member (the "Withdrawing Member") shall remain obligated to make cash payments to the Company equal to its Sharing Ratio (as of immediately prior to its Withdrawal Date) of the Development Costs that have been paid or are due or have been irrevocably committed by the Company, prior to the Withdrawal Date of such Withdrawing Member; provided that in connection with liabilities associated with contracts for which payment is not yet due, and for which performance has not been completed by the counterparty, the Withdrawing Member shall be obligated to make cash payments to the Company in accordance with its Sharing Ratio (as of immediately prior to its Withdrawal Date) for such future liabilities only if such contract is thereafter terminated, and only to the extent of the termination costs under such contract which would have been payable by such Withdrawing Member if the contract had been terminated on its Withdrawal Date. Payments by a Withdrawing Member under this Section 3.3 shall be treated as Capital Contributions notwithstanding such Withdrawing Member's withdrawal from the Company.

3.3.2.1.2    Intentionally Omitted.

3.3.2.1.3    Remaining Rights; Withdrawing    Member's Membership Interest. A Withdrawing Member shall have no further rights or obligations with respect to the Company after the Withdrawal Date, including to the Project's Products, except that: (a) the Withdrawing Member will remain obligated to the Company in respect of all liabilities it may have under this Agreement which accrue prior to its withdrawal; and (b) the Withdrawing Member shall continue to be subject to and obligated to comply or adhere to the provisions of Article 9 and 12 and the provisions of Section 2.5 and 2.6. In addition, the Withdrawing Member must, promptly after its withdrawal, either destroy (and provide a certificate of destruction with respect to) or return to the Company all Confidential Information in the possession or subject to the control of such Withdrawing Member. Notwithstanding the preceding sentence, but subject to Section 2.5, a Withdrawing Member may retain for a period not to exceed seven (7) years from its Withdrawal Date, but not disclose to any other Person, Confidential Information for the limited purposes of preparing tax returns of that Withdrawing Member or of any consolidated group of which it is a member and defending audits, investigations and other proceedings relating thereto; provided, that the Withdrawing Member must advise the Company in writing promptly after its withdrawal from the Company as to the specific Confidential Information it is retaining under this sentence. If the Withdrawing Member withdraws from the Company and all other Members (the "Remaining Members") do not dissolve the Company, the Withdrawing Member shall assign and transfer for no additional consideration: (a) all of its Membership Interest in the Company to the Remaining Member(s) pro rata based on such Remaining Members Membership Interests; and (b) to the extent of any interest therein by such Withdrawing Member or its Affiliates, sole ownership of all of its and its Affiliates' Products and assets related to the Project, the Pipeline or the Company Business to the Company, such assignments and transfers to be effective upon the Withdrawal Date; and thereafter such Withdrawing Member shall cease to be a Member.

3.3.2.2 Effect on Non-Withdrawing Members. The Remaining Members shall be obligated to make Capital Contributions in accordance with their respective Sharing Ratios (as adjusted to reflect the withdrawal of the Withdrawing Member) to the Company for Development Costs.

ARTICLE 4
COMPANY CAPITALIZATION AND FINANCIAL PROVISIONS

4.1    Initial Capital Contributions.

4.1.1    Intentionally Omitted.

4.1.2    Initial Capital Contributions by Additional Members.

4.1.2.1     The first Member admitted to the Company after the Effective Time shall as of the effective date of its admission contribute to the Company, as a Capital Contribution, the amount of cash necessary so that its Capital Account Balance will bear the same ratio to the aggregate Capital Account Balances of all Members as its Sharing Ratio bears to one hundred percent (100%).

4.1.2.2     Each subsequent Member admitted to the Company prior to the Project Completion Date shall as of the effective date of its admission contribute to the Company, as a Capital Contribution, the amount of cash necessary so that its Capital Account Balance will bear the same ratio to the aggregate Capital Account Balances of all Members whose Sharing Ratios are, pursuant to Section 2.3.2, not being reduced by its admission as its Sharing Ratio bears to the aggregate Sharing Ratios of those other Members.

4.2    Budgets.

4.2.1 Adoption. The portions of the Development Budget and the Operating Budget which provide for expenditures during the period extending to and including December 31, 2010 will serve as the initial Annual Budget of the Company (the "Initial Budget") which is deemed to have been approved by the Board. On or before November 1st of each year, the Board shall adopt a written budget for the upcoming calendar year, based upon the budget that is proposed by the Operator or as that budget may be modified and approved by the Company pursuant to the O&R Agreement (the "Operating Budget"), and Section 4.2.3 below, which written budget shall set forth in reasonable detail the anticipated consolidated quarterly statements of operations and financial statements of the Company, including reasonably detailed schedules in respect of Development Costs, Operational Expenditures, Capital Expenditures (including Capital Expenditures constituting part of the Development Costs) and any other contemplated expenditures and the financing thereof (including financing by Capital Contributions and financing through the incurrence of indebtedness by the Company), if any (such budgets as in effect from time to time, collectively the "Annual Budget"). These statements shall be broken down by month in the case of facilities under construction. After the Board has approved an Annual Budget, the Company shall promptly prepare and provide to the Members a monthly breakdown of such Annual Budget.

4.2.2     Intentionally Omitted.

4.2.3     Approval of Disputed Operating Budget Proposed by Kinder Morgan Affiliated Operator. Following the Project Completion Date, for any period during which an Affiliate of the Kinder Morgan Member is the Operator, if the Company and the Operator cannot agree on the terms of the upcoming annual Operating Budget proposed by the Operator by November 1st of the year such Operating Budget is proposed, such Operating Budget shall be submitted to the President of the Kinder Morgan Gas Pipeline Group, the President of Transportation at ConocoPhillips and the President of Sempra, which Persons shall thereupon use their reasonable efforts to agree upon an Operating Budget. If the Presidents of Kinder Morgan Gas Pipeline Group, ConocoPhillips Transportation and Sempra do not reach agreement on such Operating Budget by January 1st of the next year, the Members shall utilize the provisions in the arbitration procedures described in Section 3.1(b) and Article 11 of the O&R Agreement.

4.2.4     Amendments. If, in the course of a year or shorter period covered by a particular Annual Budget, any Member or Director determines that material amendments to or deviations from the Annual Budget are necessary or appropriate, such Member or Director shall request the Board's approval of such amendment.

4.3     Funding of the Company.

4.3.1     Member Equity Contributions. Capital Contributions to fund expenditures (i) contemplated by the Annual Budget or (ii) as otherwise approved by the Board shall be made by the Members in accordance with the procedures set forth in this Section 4.3. Prior to the beginning of each calendar quarter, the Board shall cause to be prepared, and shall approve, a written plan setting forth the projected cash flows and balances of the Company and the likely timing and amount of each periodic Capital Contribution to be made by each Member during each month in such calendar quarter (each, a "Cash Call"). Each Cash Call made pursuant to such plan shall be evidenced by a written notice given to each Member at least ten (10) Business Days (or such shorter period as agreed by the Members) prior to the date the Cash Call is due (a "Funding Notice"). Each Funding Notice shall set forth: (a) the total amount and purpose of the Cash Call and the portion of that amount being requested from each Member; and (b) the date on which payments of that Cash Call will be due and the method of payment, which date and method will be the same for all Members. Funding Notices may be given only by the Board or other Person specifically designated to do so by the Board. The Board may also issue a Funding Notice to the Members for Cash Calls to fund costs reasonably determined by the Board to be necessary to (a) address an emergency situation threatening life or property of the Company or (b) reimburse Member's Affiliates in accordance with Section 4.3.2. If one or more Members make Capital Contributions pursuant to Section 4.1.2.2, then, until such time as all the Capital Account Balances of all Members are proportional to their respective Sharing Ratios, the amount of each Member's Cash Call will be calculated in such a manner as to cause the Capital Account Balance of that Member to be in proportion to its Sharing Ratio, which calculation, in the case of a Member that has made its initial Capital Contribution pursuant to Section 4.1.2.2, may result in a share of that Cash Call that exceeds its Sharing Ratio, and, in the case of an Initial Member, may result in a share of that Cash Call that is less than its Sharing Ratio; otherwise, each Member will be obligated to pay the percentage of each Cash Call which equals its Sharing Ratio. Each Capital Contribution the Company receives from a Member under this Section 4.3.1 will be credited to that Member's Capital Account as of the date the Funding Notice relating thereto specifies as the date of payment thereof. If the Member pays that Capital Contribution after that date, in whole or in part, it also must pay, directly to the other Members in proportion to their relative Sharing Ratios, interest at the Agreed Rate on the overdue amount from and after such date to the date of payment. The interest a Member pays under this Section 4.3.1 will not be credited to its Capital Account. Unless the Board determines otherwise, all Cash Calls under this Section 4.3.1 must be paid in cash by wire transfer in immediately available funds in accordance with the transfer instructions the Board will provide to each Member from time to time.

4.3.2     Treatment of Draws under Member Affiliate Support Instruments. Unless otherwise agreed between the Members or otherwise determined by the Board, if and whenever any beneficiary of any outstanding Member Affiliate Support Instrument draws or otherwise receives funds under such instrument, the Company will as soon as practicable thereafter either provide the Company with, or pay to the Member's Affiliate that advanced those funds to such beneficiaries for the account of the Company, the funds necessary to reimburse such Affiliate for the amount of funds it has advanced.

4.3.3     Limitations on Obligations. Notwithstanding any other provision of this Agreement, including Section 4.3.1, or applicable Law, no Member shall have any obligation to make any Capital Contribution to the Company under this Agreement or otherwise (a) on liquidation of the Company, (b) by reason of a deficit Capital Account Balance, or (c) where an Act of Insolvency has occurred with respect to the Company.

4.3.4    Intentionally Omitted.

4.4     Capital Accounts. The Company shall maintain for each Member a separate capital account ("Capital Account") as provided herein. Such provisions are intended to be in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and to be interpreted in accordance therewith and are also intended to result in distributions during winding up of the Company being in proportion to Sharing Ratios and shall be implemented to achieve that result.

4.4.1     Each Member's Capital Account Balance shall be: (a) increased by (i) the amount of cash or cash equivalents contributed by that Member to the Company pursuant to this Agreement, (ii) the Net Agreed Value of property contributed by that Member to the Company pursuant to this Agreement (contributions contemplated by clauses (i) and (ii) shall be referred to as "Capital Contributions"), and (iii) allocations to that Member of income and gain pursuant to Section 4.6; and (b) decreased by (i) the amount of cash or cash equivalents distributed to that Member by the Company pursuant to this Agreement, (ii) the Net Agreed Value of property distributed to that Member by the Company pursuant to this Agreement and (iii) allocations of losses and deductions pursuant to Section 4.6.

4.4.2     The items of income, gain, loss or deduction that are to be allocated pursuant to Section 4.6 and are to be reflected in the Members' Capital Accounts pursuant to Section 4.4.1, are the items of the Company that are recognized for federal income tax purposes (taking into account, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:

4.4.2.1     All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall be treated as an item of deduction at the time such fees and other expenses are incurred.

4.4.2.2     Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(l)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

4.4.2.3     Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company's Carrying Value with respect to such property as of such date.

4.4.2.4     In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any property of the Company shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value thereof immediately prior to such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Board may adopt. Notwithstanding the foregoing portion of this Section, deductions for depreciation, cost recovery or amortization will be determined with respect to any portion of the Carrying Value with respect to which Treasury Regulation Section 1.704-3(d) remedial allocations are to be made (including reverse Section 704(c) allocations that are to be made as Treasury Regulation Section 1.704-3(d) remedial allocations) in accordance with a method that Treasury Regulation Section 1.704-3(d) permits as determined by the Board. Any deduction for depreciation, cost recovery or amortization in respect of property of the Company that is determined under this Section will be treated as an item of deduction for the period in which it occurs and will reduce the Carrying Value of that property as of the end of the Taxable Period in which that deduction is recognized and before any adjustment thereto pursuant to Section 4.4.4 hereof.

4.4.2.5 Any increase or decrease in the Carrying Value of an item of property pursuant to Section 4.4.4 shall be treated as an item of income or deduction, respectively, that is recognized by the Company immediately prior to such adjustment.

4.4.3     A Transferee shall succeed to a pro rata portion of the Capital Account of the Transferor relating to the Membership Interest so Transferred.

4.4.4     Immediately prior to the issuance of additional Membership Interests for cash or Contributed Property (but not on a contribution for which provision is made herein), (a) any distribution to a Member of any Company property in redemption or retirement of a Membership Interest or (b) an event that Treasury Regulation Section 1.704-l(b)(2)(iv)(f) or any successor thereto identifies as an event after which partnership property may be revalued, the Carrying Value of each Company property shall be increased or decreased by any Unrealized Gain or Unrealized Loss, respectively, attributable to that item of Company property at the time.

4.5    Loans.

4.5.1     General Rule. Except as provided in Section 4.5, no Member shall be required or permitted to lend any money to or for the benefit of the Company.

4.5.2     Member Loans. If the Board determines that the Company's funds are insufficient to meet its costs, expenses, obligations or liabilities, the Board may, in its sole discretion, permit any Member, and, if so permitted by the Board, any Member may (but shall not be required), to lend all or a portion of the amount of needed funds to the Company ("Member Loans"). Member Loans shall bear interest at market rates as determined by the lending Member and the Board and be repayable, unless otherwise determined by the lending Member and the Board, at the earliest possible time before any distributions are made to the Members.

4.6     Allocations for Capital Account Purposes. The Company's items of income, gain, loss and deduction (computed in accordance with Section 4.4.2) for each Taxable Period shall be allocated among the Members as provided herein below.

4.6.1    Net Income and Net Losses. After giving effect to the special allocations set forth in Section 4.6.2, Net Income and Net Losses for each Taxable Period and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Losses for such Taxable Period shall be allocated to the Members in accordance with their Sharing Ratios.

4.6.2     Special Allocations. Prior to making allocations pursuant to Section 4.6.1, special allocations shall be made of items of income and deduction (determined pursuant to Section 4.4.2) for each Taxable Period as follows:

4.6.2.1     Chargeback of Nonrecourse Deductions. Each Member shall be allocated items of income and gain for each Taxable Period (and, if necessary, subsequent Taxable Periods) in the manner and amounts provided in the Treasury Regulations that are issued from time to time under Section 704(b) of the Code to charge back Nonrecourse Deductions that were allocated thereto pursuant to Section 4.6.2.3.

4.6.2.2 Chargeback of Member Nonrecourse Deductions. Each Member shall be allocated items of income and gain for each Taxable Period (and, if necessary, subsequent Taxable Periods) in the manner and amounts provided in the Treasury Regulations that are issued from time to time under Section 704(b) of the Code to charge back Member Nonrecourse Deductions that were allocated thereto pursuant to Section 4.6.2.4.

4.6.2.3     Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Period shall be allocated to the Members in accordance with their Sharing Ratios. If the Board determines that the Company's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, as to the allocation of such deductions, the Board shall, upon notice to the Members, revise the foregoing ratios so as to the satisfy such requirements.

4.6.2.4 Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Taxable Period shall be allocated to the Member that bears the Economic Risk of Loss for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

4.6.2.5 Qualified Income Offset. After allocations have been made pursuant to the preceding provisions of this Section 4.6.2 and balances of Adjusted Capital Accounts have been adjusted in respect thereof, items of income and gain shall be allocated to each Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, any deficit balance in its Adjusted Capital Account; provided that allocations to more than one Member shall be prorated, if necessary, in proportion to the total amount that is so to be allocated to each such Member. The allocations pursuant to this Section 4.6.2.5 are "Regulatory Allocations."

4.6.2.6     Regulatory Allocations. After allocations have been made pursuant to the preceding provisions of this Section 4.6.2 for a Taxable Period, items of income, gain, loss and deduction for such

Taxable Period shall be allocated among the Members so that, to the extent possible, the aggregate effect on Capital Account Balances of the Members of the allocations that are made pursuant to this Section 4.6.2.6 and of the Regulatory Allocations is the same as would have been achieved if the Regulatory Allocations and this Section 4.6.2.6 were not a part of this Agreement; provided, however, that no allocation shall be made pursuant to this Section 4.6.2.6 that would cause a Member to have a negative Adjusted Capital Account Balance.

4.7     Allocations for Tax Purposes.

4.7.1     Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of income, gain, loss or deduction is allocated pursuant to Section 4.6 hereof.

4.7.2    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

4.7.2.1     In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and any item of Residual Gain or Residual Loss shall be allocated among the Members in the same manner as its correlative item of gain or loss is allocated pursuant to Section 4.6.

4.7.2.2    In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property at each time that the Carrying Value of such Adjusted Property was so adjusted, and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 4.7.2.1; and any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of gain or loss is allocated pursuant to Section 4.6.

4.7.2.3     The Board shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

4.7.3     For the proper administration of the Company, the Board shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions that are recognized for federal income tax purposes; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code; provided that such conventions, allocations or amendments do not adversely affect the right of any Member to distributions at any time and such changes are consistent with the applicable principles of the Code.

4.7.4     Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.7, be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

4.7.5     All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

4.7.6     Nonrecourse liabilities of the Company that are allocable pursuant to Treasury Regulation Section 1.752-3(a)(3) shall be allocated among the Members in accordance with their Sharing Ratios.

4.8    Distributions.

4.8.1     Distributions to Reimburse Total Development Costs. In accordance with the last sentence of Section 3.2.3.3, the Company shall distribute to the Members the proceeds available thereunder in proportion to their previous Capital Contributions in respect of Total Development Costs.

4.8.2     Other Distributions. Except as otherwise provided in Article 8 with respect to liquidation distributions, the Company shall distribute to the Members, in accordance with their Sharing Ratios applicable to to the period or portion thereof for which such distributions are being made, all Available Cash, no later than five (5) Business Days following the end of each calendar quarter.

4.9    Insurance.

4.9.1 Members Insurance. Each Member shall provide its own Directors and Officers Insurance policies in the amounts and for the coverages determined by each Member in its sole judgment.

4.9.2 Project Insurance. The O&R Agreement provides that the Operator of the Project shall secure insurance coverage in the amounts and for the coverages as set forth in the O&R Agreement, the cost of which shall be an operating expense of the Project.

ARTICLE 5
MANAGEMENT OF THE COMPANY

5.1     Generally. The management of the Company is fully vested in the Members, acting exclusively in their membership capacities. Except for the matters reserved for the approval or Consent of the Members as provided herein, to facilitate the orderly and efficient management of the Company, the Members shall act collectively as a "committee of the whole," which is hereby named the "Board." The Company will not have "managers," as that term is used in the LLC Act, it being understood that the Directors do not constitute "managers." Approval by the Members means (i) with respect to the matters set forth in Section 5.5.1, the Required Consent of the Members or (ii) with respect to all other matters that require approval or Consent of the Members, the affirmative vote of Members holding 75% or more of the Membership Interests. Decisions or actions taken by the Board in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Director and employee of the Company. Except as otherwise agreed by the Members in writing, no Member shall have any unilateral right or authority to take any action on behalf of the Company or to bind or commit the Company with respect to Third Parties or otherwise. Except as otherwise expressly provided in this Agreement, each Member hereby (a) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the LLC Act, and (b) revokes its right to bind the Company, as contemplated by the provisions of Section 18-402 of the LLC Act.

5.2     Board.

5.2.1     Composition. Each Member shall designate one (1) Director to the Board, provided that each Member holding a Membership Interest representing 50% or more of the total Membership Interests shall designate one (1) Director for each 25% Membership Interest held by it. The Board shall initially be composed of four (4) Directors (each, a "Director"), two (2) of whom shall be appointed by Kinder Morgan Member, one (1) of whom shall be appointed by Sempra Member and one (1) of whom shall be appointed by ConocoPhillips Member. Each Member shall notify the other Members, from time to time, of the identity of (A) the representative(s) of such Member who will represent such Member at such Board meetings as Director(s), and (B) for each Director designated by such Member, one representative of the Member who will represent it at any meeting that a Member's Director(s) are unable to attend (an "Alternate Director(s)"). The term "Director" shall also refer to any Alternate Director that is actually performing the duties of the applicable Director in lieu of that Director. The initial Directors and initial Alternate Directors are set forth on Schedule 5.2. Each Member may designate different Directors or Alternate Directors for any meeting of the Board by notifying the other Member at least two (2) Business Days prior to the scheduled date for such meeting; provided, however, that if giving such advance notice is not feasible, then such new Director or Alternate Director shall present written evidence of his or her authority no later than immediately prior to the commencement of such meeting. Upon appointment by a Member, each Director shall hold office until death, disability, resignation or removal at any time at the pleasure of the Member that appointed him or her. If a vacancy occurs on the Board, the Member that appointed such Director shall give notice of such vacancy to the other Members, and as soon as practicable after the occurrence of such vacancy shall appoint a successor so that the Board remains fully constituted at all times. Schedule 5.2 shall be revised and updated from time to time to reflect any changes to the Directors and Alternate Directors in accordance with this Section 5.2.1. Notwithstanding Section 12.3, any such revisions to Schedule 5.2 shall be an amendment to this Agreement without any further actions required by the Members.

5.2.2     Authority. Each Director shall have the full authority to act on behalf of the Member that designated such Director; the action of a Director at a meeting (or through a written consent) of the Board shall bind the Member that designated such Director; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Director. In addition, the act of an Alternate Director shall be deemed the act of the Director for which such Alternate Director is acting, without the need to produce evidence of the absence or unavailability of such Director. The voting power of a Member's Directors shall be based on the respective Member's Membership Interest.

5.2.3     Chairman and Secretary. One of the Directors will be designated as chairman of the board (the "Chairman"), in accordance with this Section 5.2.3. The Chairman's sole role is to chair the meetings of the Board. The Chairman shall be a Director designated by the Kinder Morgan Member. The Board shall also designate a secretary of the Board, who need not be a Director (the "Secretary of the Board"). The Secretary of the Board shall maintain written minutes of each of its meetings, which shall be submitted for approval no later than the next regularly-scheduled meeting. The Board may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement or applicable Laws.

5.2.4     Meetings and Approval Requirements.

5.2.4.1     Regular Meetings. Unless otherwise determined by the Board, the Board shall meet at least every calendar quarter on a date and at a time and place established by the Board. Special meetings of the Board shall be held at the written request of any Director. Each Member shall use its reasonable efforts to cause the Directors elected by it to be present at each meeting of the Board.

5.2.4.2     Telephonic Meetings. Any meeting of the Board may be held by conference telephone call or through similar communications equipment by means of which all Persons participating in the meeting are able to hear each other. Participation in a telephonic or video graphic meeting held pursuant to this section shall constitute presence in person at such meeting.

5.2.4.3     Notices. Notices of regularly scheduled meetings of the Board shall not be required unless the time or place of a particular regular meeting is other than as set forth in the schedule of meetings previously approved by the Board. Without affecting the validity of a meeting in any way, prior to the date of a regularly scheduled meeting, the Chairman or, in the Chairman's absence, a Director shall cause the agenda of such meeting to be prepared and delivered to the Directors which sets forth the items known to the Chairman or such Director that are to be discussed for consideration at such meeting. Notices of special meetings shall be required and shall state the place, date and hour of the meeting and shall include an agenda which sets forth the purpose or purposes for which the meeting is called. Special meetings shall be held at the address specified in the notice of such meeting or at such other place as shall be agreed by the Directors. Notice of a special meeting shall be given in writing to each Director not less than two (2) Business Days nor more than fifteen (15) days before the date of the meeting. Directors may waive in writing the requirements for notice before, at or after the special meeting involved.

5.2.4.4     Quorum. At each meeting of the Board, the presence in person or by electronic means, as the case may be, of at least two (2) Directors that collectively represent at least 75% of the Membership Interests shall be necessary to constitute and maintain a quorum for the transaction of business by the Board. If any meeting of the Board fails to be convened for lack of a quorum, a subsequent meeting of the Board with respect to the same agenda may, notwithstanding the provisions of Section 5.2.4.3, be convened as early as five (5) Business Days after notice of such meeting is delivered to the Directors, which notice may be given on the same day of the meeting that failed to be convened for lack of a quorum. Notwithstanding, the quorum requirement set forth above, if any two meetings of the Board having the same agenda fail to be convened for lack of a quorum, at any subsequent meeting of the Board with respect to the same agenda, which meeting may be called in the manner provided in the immediately preceding sentence, a quorum shall be deemed to exist if at least two (2) Directors that collectively represent at least 50% of the Membership Interests are present in person or by electronic means.

5.2.4.5 Approval Requirements. The Board may act either through the presence of Directors voting at a meeting or by written consent without a meeting as described in Section 5.2.4.6 below.

5.2.4.5.1        Intentionally Omitted.

5.2.4.5.2     Intentionally Omitted.

5.2.4.5.3        Approval Requirements. Except as set forth in Section 5.8.3 or as otherwise provided for herein, the affirmative vote of Directors representing 75% or more of the Membership Interests (in the case of approval of an Affiliate Contract as described in Section 5.9, the affirmative vote of Directors representing 75% or more of the Membership Interests of the disinterested Members), present in person or by electronic means, as the case may be, and voting at a meeting of the Board where a quorum is present, shall be necessary for any action of the Board.

5.2.4.6     Written Consents. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken or to be taken, shall be (a) provided by the Director initiating the consent process to all the other Directors prior to or contemporaneously with the initiating Director's solicitation of consents, (b) signed by Directors entitled to vote on that action and which those Directors could have taken at a meeting of the Board at which all Directors entitled to vote on that action were present and voted and (c) delivered to each Member. Each written consent of a Director under this Section 5.2.4.6 must bear the date of that Director's signature, and the date of the last signature needed to take action under this Section 5.2.4.6 will be the date of that action. Such consents shall be filed with the minutes of the proceedings of the Board.

5.2.4.7    Intentionally Omitted.

5.3     Committees. The Board may establish committees (the "Committees") from time to time and delegate to such Committees such authority and powers of the Board as determined by the Board in its sole discretion.

5.4    Duties of Directors and Committee Representatives.

5.4.1     Disclaimers of Duties. Notwithstanding anything herein to the contrary, each Director and appointee to any committee established pursuant to this Agreement (a "Committee Representative") shall represent, and owe duties to, only the Member that designated such Director or Committee Representative (the nature and extent of such duties being an internal corporate or organizational affair of such Member) and not to the Company, any other Member, Director or any Officer or employee of the Company. The Company shall indemnify, protect, defend, release and hold harmless each Director and Committee Representative from and against any claims asserted by or on behalf of any Person (including another Member), other than the Member that designated such Director or Committee Representative, that arise out of, relate to or are otherwise attributable to, directly or indirectly, such Person's service on the Board or a Committee, as applicable.

5.4.2     Voting Rights. Except as is otherwise expressly provided in this Agreement, with respect to any vote, consent or approval at any meeting of the Board, a Committee or otherwise under this Agreement, each Member (and its Directors and Committee Representatives at such Member's discretion) may grant or withhold such vote, consent or approval (a) in its sole and absolute discretion, (b) with or without cause, (c) subject to such conditions as it shall deem appropriate, including any other businesses or projects, whether or not competitive, and (d) without taking into account the interests of, and without incurring liability to, the Company, any other Member, Director or Committee Representative, or any Officer or employee of the Company. The provisions of this Section 5.4.2 shall apply notwithstanding the negligence, gross negligence, willful misconduct, strict liability or other fault or responsibility of a Member or its Directors or Committee Representatives. The Members acknowledge that each of the Members, and each of the Members' Directors may, in making decisions with respect to the Company, take into account the business interests of its respective Member with respect to the Project, or to any other businesses or projects in which any of them may have an interest, whether or not competitive with the Project.

5.4.3     Disclaimer Regarding Use of Certain Terms. Notwithstanding anything in this Agreement to the contrary, by using the terms "Board," and "Directors," it is not the intention of the Members to incorporate provisions from the Delaware general corporation law or any other state corporation law or limited liability company law regarding the rights, obligations and duties (including, without limitation, fiduciary duties) of corporate directors, boards of directors, or "managers" (as that term is used in the LLC Act) and the same are hereby disclaimed.

5.5    Members.

5.5.1     Matters Requiring Member Approval. In addition to any other approval required by applicable Law, this Agreement, or any other written agreement of the Members, and notwithstanding the provisions of Section 5.1, the following matters shall require the Required Consent of the Members:

(a)     any merger or combination of the Company with another Person, or any reclassification, recapitalization, dissolution, liquidation or winding up of the Company;

(b)     any addition to or amendment or repeal of the Certificate;

(c)     any issuance or sale by the Company of Membership Interests other than in accordance with Section 2.3;

(d)     any buyback by the Company of Membership Interests that will result in an increase or decrease in any Member's Membership Interest other than in accordance with the Members' Sharing Ratios on a pro rata basis;

(e)     any election by the Company to exclude itself from the application of Subchapter K;

(f)     the admission of any new Member pursuant to Section 2.3.2;

(g)     any statutory or other conversion of the Company into another type of legal entity; or

(h)     any entry by the Company into any business not related to the Company Business; or

(i)     selling all or substantially all of the Company's assets, whether in one transaction or a series of related transactions; or

(j)    taking any action, or acquiescing in the taking of any action, by or on behalf of the Company to seek relief under, or advantage of, an applicable debtor relief law, liquidation, receivership, trust, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally.

5.5.2     Member Meeting and Approval Procedures.

5.5.2.1 Meetings. A meeting of the Members for the purpose of acting upon any matter upon which the Members are entitled to vote may be called by the Board at any time, and such a meeting shall be called by the Board not more than thirty (30) days after receipt of a written request therefor signed by any of the Members. Meetings of the Members shall be held at such location as from time to time shall be reasonably determined by the Board. The Board shall give written notice of any such meeting to all Members, and such meeting shall be held not less than two (2) days nor more than thirty (30) days after the Board sends such notice. Each Member shall be entitled to attend and participate in any such meeting, and to vote its Membership Interest in person or by the written consent of each Member and the affirmative requisite vote as set forth herein, including Sections 5.1 and 5.5.1 shall be required for any action of the Members.

5.5.2.2 Telephonic Meetings. Any meeting of the Members may be held by conference telephone call or through similar communications equipment by means of which all Persons participating in the meeting are able to hear each other. Participation in a telephonic or video graphic meeting held pursuant to this section shall constitute presence in person at such meeting.

5.5.2.3 Quorum; Notice; Waivers; Proxies. The presence in person, by electronic means or by proxy of Members holding collectively 75% of the Membership Interest shall constitute a quorum at all meetings of the Members. No notice of the time, place or purpose of any meeting of Members need be given to any Member entitled to such notice who, in writing, executes and files with the records of the meeting, either before or after the time thereof, a waiver of such notice. Any Member who attends a meeting in person, by electronic means or is represented by proxy, except for a Member attending a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened, shall be deemed to have waived notice of such meeting. If any meeting of the Members fails to be convened for lack of a quorum, a subsequent meeting with respect to the same matters may, notwithstanding the provisions of Section 5.5.2.1, be convened as early as five (5) Business Days after notice of such meeting is delivered to the Members by any Member, which notice may be given on the same day of the meeting that failed to be convened for lack of a quorum. Notwithstanding the quorum requirement set forth above, if any two (2) meetings of the Members with respect to the matters in question fail to be convened for a lack of quorum, which meetings may be called in the manner provided in the immediately preceding sentence,· a quorum shall be deemed to exist if at least two (2) Members that collectively represent at least 50% of the membership Interests are present in person, by electronic means or by proxy. Each Member may authorize any Person to act for it by proxy with respect to any matter in which such Member is entitled to participate, including waiving notice of any meeting and voting or participating in a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of twelve (12) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

5.5.2.4 Written Consent to Action. Notwithstanding the provisions of Sections 5.5.2.1, 5.5.2.2 and 5.5.2.3, on any matter that is to be voted on by the Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members that could have taken the action at a meeting of Members. An original or copy of any such consent shall be inserted in the record of the proceedings of the Members.

5.6    Deadlocks of Board or Members.

5.6.1     Deadlock Resolution. If a proposal is properly submitted to the vote of the Board, a Committee or the Members (with respect to a proposal that is to be voted on directly by the Members) in accordance with this Agreement, and if there is no majority of the voting interests and the acceptance or rejection of such proposal by a majority interest remains unresolved for longer than twenty (20) days and following at least two (2) deadlocked votes on such proposal (the failure to accept or reject such proposal for longer than twenty (20) days and following at least two (2) deadlocked votes herein referred to as a "Deadlock"), then any Member may, at its sole option, submit the proposal (the "Deadlocked Proposal") to the President of each of the Members which Persons shall thereupon use their reasonable efforts to resolve such Deadlock.

5.6.2     Mediation. If such Deadlocked Proposal is not resolved by discussion between such senior executives pursuant to Section 5.6.1 within ten (10) days after the expiration of the period set forth in such section, the Members shall endeavor to resolve the Deadlocked Proposal by mediation under the Commercial Mediation Rules and procedures of the AAA (the "Mediation Rules"). The Members shall endeavor promptly thereafter to agree upon a mediator, which mediator, unless otherwise agreed by the Members, is knowledgeable in the natural gas pipeline industry. If the Members fail to agree on such mediator within fifteen (15) days after expiration of the ten (10) day period referred to above in this Section 5.6.2, a mediator with the qualifications described above shall be appointed by the AAA in New York, New York in accordance with the Mediation Rules. The Members shall meet with the mediator within twenty (20) days after the date the mediator is selected. At least one (1) representative of each Member with the authority to settle such Deadlocked Proposal shall be present at such meeting.

5.6.3     Pendency of Deadlock. The existence of a Deadlock or the pendency of the dispute settlement or resolution procedures shall not in and of themselves relieve or excuse any Member from its ongoing duties and obligations under this Agreement.

5.7     Officers. The Board may appoint from time to time officers of the Company ("Officers"), with such duties and authorities as the Board shall determine to be necessary or appropriate. Each Officer shall have a duty to the Company to take all actions related to their duties and authorities as Officer in accordance with the best interests of the Company as directed by the Board. Any Person holding an Officer position may be removed, with or without cause, only by the Board. Vacancies in any Officer position may be filled only by the Board. The initial Officers are listed on Exhibit B.

5.8     Construction Capital Opportunities. The following provisions shall constitute the exclusive procedure by which Construction Capital Opportunities may be approved and constructed by the Company, a Member or an Affiliate of a Member:

5.8.1     Proposal. If one (1) or more of the Members having a Sharing Ratio of 25% or more becomes aware of a Construction Capital Opportunity that such Member believes will meet the Economic Criteria assuming that Potential Shippers would commit to the Minimum Firm Capacity, then such Member shall submit it to the Company by notifying the other Members of the nature of such proposed Construction Capital Opportunity, including such details as are then available, and providing a detailed explanation of the reasons why such Construction Capital Opportunity is being submitted.

5.8.2     Feasibility Study. As soon as reasonably practicable and in no event later than thirty (30) Business Days after the giving of the notice described in Section 5.8.1, the Board shall cause a feasibility study to be conducted for the proposed Construction Capital Opportunity, including determining whether the proposed Construction Capital Opportunity meets the Economic Criteria assuming that Potential Shippers would commit to the Minimum Firm Capacity; provided that, the Operator shall conduct such feasibility study for the Board for any proposed expansion or extension of the Project. Upon completion of such study, the findings shall be prepared and delivered to each Member, which shall include a detailed description of such Construction Capital Opportunity, the estimated cost thereof and the proposed financing, if any, therefor.

5.8.3     Open Season. If the study described in Section 5.8.2 indicates that the proposed Construction Capital Opportunity meets the Economic Criteria, assuming that Potential Shippers would commit to the Minimum Firm Capacity, then within a reasonable timeframe but no later than thirty (30) Business Days after such study has been received by each Member, the Board shall cause the Operator to conduct such open season. If the open season for such proposed Construction Capital Opportunity results in binding commitments from Potential Shippers of at least the Minimum Firm Capacity in the aggregate, then the Board shall vote on whether to proceed with the development of the Construction Capital Opportunity. If the Board approves proceeding with the development of the proposed Construction Capital Opportunity after receiving the results of the open season by the affirmative vote of Directors appointed by Members collectively holding 85% or more of all of the Membership Interests (an "Affirmative

Construction Vote"), the Company shall cause the Operator to proceed, consistent with the Annual Budget then approved by the Board and in effect, with the development of the Construction Capital Opportunity, including: (i) the preparation of an application for a FERC Certificate therefor, if required, (ii) the acquisition of necessary regulatory approvals and (iii) subject to the satisfaction of the conditions set forth in Section 5.8.6(a), (b) and (c), the financing for such Construction Capital Opportunity and the selection of contractors on the basis of cost and qualification. If the vote of the Board to proceed with the development of such Construction Capital Opportunity is not by an Affirmative Construction Vote, then such Construction Capital Opportunity shall be deemed rejected by the Board. A vote to proceed with the development of a Construction Capital Opportunity shall be without prejudice to any subsequent votes required under this Section 5.8 with respect to such Construction Capital Opportunity.

5.8.4     FERC Application. In instances where an application for a FERC Certificate is required for the Construction Capital Opportunity to be developed and the Board has approved the commitment to construct the Construction Capital Opportunity in accordance with Section 5.8.3 above, then the Board shall cause an application for a FERC Certificate to be prepared and shall submit it to the Members for their review and comment. Within twenty (20) days following the submission of an application for a FERC Certificate to the Members, the Board shall file such FERC Certificate application (as the same may have been revised in connection with the Members' comments, if any) with the FERC.

5.8.5     Approval of FERC Certificate. If a FERC Certificate application for the Construction Capital Opportunity is filed, then, ten (10) days prior to the FERC Response Date, the Board shall vote on whether the Company will (a) accept the FERC Certificate pertaining thereto in its then-current form, (b) reject the FERC Certificate pertaining thereto, (c) seek a rehearing with respect to the FERC Certificate or (d) take some other course of action.

5.8.6     Conditions to Construction. Except in connection with costs associated with the study described under Section 5.8.2, the open season conducted pursuant to Section 5.8.3, the preparation of an application for a FERC Certificate pursuant to Section 5.8.4, the filing of the FERC Certificate pursuant to Section 5.8.4, or with the approval of the Board, the Company shall not incur any material costs or obligations with respect to a Construction Capital Opportunity until (a) the necessary Permits for the Construction Capital Opportunity have been obtained, (b) all conditions precedent (other than any conditions requiring that the Members approve construction of the Construction Capital Opportunity or requiring the Construction Capital Opportunity to be constructed) under any precedent agreements with respect to any applicable gas transportation service agreements for the Construction Capital Opportunity have been satisfied, (c) the estimated cost of the Construction Capital Opportunity has been determined by the Board, and (d) the Board has approved the commitment to construct the Construction Capital Opportunity as provided in Section 5.8.3. For purposes hereof "material costs" shall not include the costs of environmental studies required for a complete application for a FERC Certificate.

5.8.7    Intentionally Omitted.

5.8.8    Intentionally Omitted.

5.8.9     Construction of Construction Capital Opportunity. If the Company is committed to construct the Construction Capital Opportunity pursuant to an Affirmative Construction Vote, then (i) the Board shall negotiate and approve a construction agreement with the contractors selected by the Board; (ii) upon such approval, the Company shall enter into the construction agreements with the contractors; and (iii) Kinder Morgan Member or its Affiliate pursuant to a construction management agreement entered into with the Company shall oversee the performance under the construction contracts, coordinate with the contractors in connection with the construction, administer the construction contracts and regularly report to the Board on the progress of the construction.

5.8.10 Dilution.    If (a) a vote is required pursuant to Section 5.8.3 and such Construction Capital Opportunity is not thereby approved in accordance therewith but the Director(s) of one of the Members voted to approve such Construction Capital Opportunity or (b) the Director(s) of a Member vote to reject, seek a rehearing or appeal of a FERC Certificate with respect to a Construction Capital Opportunity and the other Member's Director(s) voted to accept such FERC Certificate, then, if the Director(s) of the Member who either voted to approve such Construction Capital Opportunity or voted to accept the FERC Certificate, as applicable, elect in writing within ten (10) Business

Days after such vote to construct such Construction Capital Opportunity, the Member whose Director(s) voted in the negative shall be affected as follows: (i) such Member shall not be required to make any Cash Calls to the Company pursuant to Article 4 in connection with the construction of the Construction Capital Opportunity in question, and (ii) if such Member does not make a Cash Call in connection with the Construction Capital Opportunity in question, such Member's Sharing Ratio shall, upon the contribution by the other Member of the Capital Contribution required in connection with the construction of the Construction Capital Opportunity in question, be reduced by multiplying it by a fraction, (A) the numerator of which is the Capital Account Balance of such Member as of the last day of the calendar quarter preceding the vote conducted pursuant to Section 5.8.3 at which such Member's Director(s) voted in the negative, and (B) the denominator of which is the sum of (I) such numerator and (II) the total expected cost of the Construction Capital Opportunity in question including all factors deemed relevant by the Board. Any such change in Sharing Ratios shall be treated as an event after which the assets of the Company shall be revalued pursuant to Section 4.4.2. As soon as the actual aggregate amount of such Cash Calls has been determined by the Board, such Member's Sharing Ratio shall be readjusted, using the method described in this Section 5.8.10, but using such actual amount of such Cash Calls instead of such estimate. Thereafter, distributions that would otherwise be made pursuant to the terms hereof shall be adjusted so as to correct the effect of any distribution that was made in proportion to the Sharing Ratios that were so corrected. Notwithstanding the foregoing, the mandatory dilution provisions of this Section 5.8.10 shall only apply to Construction Capital Opportunities (i) which constitute mainline capacity expansions or improvements which, pursuant to Section 5.8.11 may not be pursued outside of the Company, or (ii) which, if not constructed and owned by the Company would cause the owner thereof to be exposed to the principal regulatory jurisdiction of a state agency rather than to that of the FERC under the Natural Gas Act. If the mandatory dilution provisions of this Section 5.8.10 apply to a Construction Capital Opportunity, then the Member who voted to undertake such Construction Capital Opportunity shall have the unilateral right to cause the Company to undertake the Construction Capital Opportunity; provided that, if the Company does not in fact undertake, or abandons at any time prior to commercial operation, such Construction Capital Opportunity, then (x) the Member whose Director(s) voted against undertaking the Construction Capital Opportunity shall not be diluted notwithstanding the preceding provisions of this Section 5.8.10 (and the effect of any revaluation shall be reversed), and (y) the Member who voted to undertake the Construction Capital Opportunity shall be solely responsible to the Company for all development costs thereof, shall be allocated such costs for tax purposes, and shall have its Capital Account Balance adjusted to eliminate therefrom the effect of contributions and of allocations that were made thereto as a result of such Construction Capital Opportunity.

5.8.11     Pursuit Outside of the Company. One (1) or more Members or its Affiliates may pursue for its own account a Construction Capital Opportunity that either (a) does not meet the Economic Criteria or (b) that is rejected by a vote of the Board to reject a FERC Certificate pursuant to Section 5.8.5, for the Member's (or its Affiliate's) own account, rather than through the Company (and the Company and other Member shall have no interest therein); provided that any Construction Capital Opportunity which improves, expands or increases the capacity of the Pipeline, or any portion thereof, shall not be pursued outside of the Company; and provided, further, that if a Director rejects a Construction Capital Opportunity that meets the Economic Criteria and another Member wishes that the Company proceed, the Member that appointed such rejecting Director shall not thereafter pursue that Construction Capital Opportunity outside the Company. Subject to Section 5.8 with regard to Construction Capital Opportunities, a Member's Affiliates may engage in, and possess interests in, other businesses, activities, ventures, enterprises and investments of any and every type and description (collectively, "Activities"), independently or with others, including Activities that are competitive with the Company, other Members and their respective Affiliates, with no duty or obligation (express, implied, fiduciary or otherwise) (i) to refrain from engaging in such Activities, (ii) to offer the right to participate in such Activities to the Company, any other Member or any Affiliate of another Member, or (iii) to account to, or to share the results or profits of such Activities with, the Company, any other Member or any Affiliate of another Member. Any doctrines of non-competition, "company opportunity" or similar doctrines are hereby expressly disclaimed. Without limiting the generality of the foregoing, the Members recognize and agree that each Member's Affiliates may engage in various Activities that are the same or similar to Activities in which the Company and Affiliates of other Members are engaged. Notwithstanding the foregoing, nothing in this Agreement shall act to affect, terminate, restrict or limit the provisions of any other agreement between a Member and the Company or any other Member.

5.9     Affiliate Contracts. The Members hereby ratify, confirm and approve the Company entering into the O&R Agreement. The Members acknowledge that the Company may from time to time enter into contracts with a

Member or an Affiliate of a Member, including the O&R Agreement (the "Affiliate Contracts"). With respect to any such Affiliate Contract:

(a)     the Company shall enter into any such contract (other than the O&R Agreement, which is hereby expressly approved pursuant to this Section 5.9) only with the approval of the Board, and the negotiation of any such Affiliate Contract shall be conducted on behalf of the Company by or under the direction of the Directors other than those designated by the Member affiliated with the other party to such contract; and

(b)     any matters involving such Affiliate Contract shall be conducted by or under the direction of the Board, provided that any Director of a Member that is a party to, or has an Affiliate that is a party to, such Affiliate Contract shall not participate in a vote at a meeting of the Board regarding decisions to: (1) approve and authorize the Company to enter into such Affiliate Contract; (2) remove key personnel under such contract; (3) exercise any audit or review rights thereunder; (4) dispute contested invoices; (5) assert a default by other party thereunder, and exercise remedies thereunder; (6) consent to assignment by the other party to such Affiliate Contract; (7) exercise the rights of the Company in the event of prohibited conduct under the terms of such Affiliate Contract and (8) negotiate and agree to any change in, or any consent or waiver under, such Affiliate Contract.

5.10     Approval of FERC Certificate for Pipeline; Project Completion Date. The Company accepted the FERC certificate for each Certificate Segment and the Project Completion Date has occurred.

ARTICLE 6
ACCOUNTING AND RECORDS

6.1    Fiscal Year and Method of Accounting.

6.1.1     Fiscal Year. Unless otherwise determined by the Board, the fiscal year of the Company shall be the calendar year.

6.1.2     Method of Accounting. Unless otherwise determined by the Board, the books of account and reports of the Company shall be maintained or prepared, as the case may be, in accordance with Required Accounting Practice; provided, however, that for purposes of making distributions hereunder and maintaining Capital Account Balances, the provisions hereof shall apply. Each Member acknowledges that the Capital Account balances of the Members for the purposes described in the preceding sentence are not computed in accordance with Required Accounting Practice or GAAP.

6.2    Books and Records.

6.2.1     Books of Account and Records. Proper and complete records and books of account of the Company, including all such transactions and other matters as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or as are required under applicable law, shall be maintained by the Company. The Company also shall keep at its registered office or principal place of business all records relating to the Company required by the LLC Act and any other applicable laws to be kept at such office.

6.2.2     Inspection. All records and books of account described in Section 6.2.1 above shall be open to inspection and copying by either Member or its accredited representatives at any reasonable time during normal business hours and at such Member's expense.

6.3     Reports and Financial Statements.

6.3.1     Quarterly Financial Statements. Within thirty (30) days after the close of each of the first, second, third and fourth fiscal quarters of the Company of each fiscal year, commencing with the first quarter of calendar year 2010, the Company shall cause to be furnished to each Member quarterly unaudited consolidated financial statements for the Company prepared in accordance with GAAP (but without footnotes and subject to fiscal yearend audit adjustments and in a format reasonably acceptable to each of the Members), including (a) a balance sheet showing the Company's financial position as of the end of such fiscal quarter, (b) supporting profit and loss statements, and (c) statements of operations, capital, retained earnings and cash flows for such fiscal quarter, and setting forth a comparison of the actual results for such quarter and the fiscal year to date with actual amounts for the corresponding calendar quarter in the preceding fiscal year, and for the preceding fiscal year to date.

6.3.2     Annual Financial Statements. Within sixty (60) days after the end of each fiscal year of the Company commencing with fiscal year 2010, the Company shall cause to be furnished to each Member consolidated financial statements with respect to such fiscal year for the Company, consisting of (a) a balance sheet showing the Company's financial position as of the end of such fiscal year, (b) supporting profit and loss statements, and (c) statements of operations, capital, retained earnings and cash flows for such fiscal year, and setting forth a comparison of the actual results for such fiscal year with actual amounts for the preceding fiscal year. The annual financial statements shall be prepared in accordance with GAAP, and shall be audited in accordance with generally accepted auditing standards and certified by a registered independent firm of certified public accountants approved by the Board. That firm's audit report and attestation as to the Company's internal control of financial reporting shall accompany the annual financial statements.

6.3.3    Intentionally Omitted.

6.3.4     Other Information. With reasonable promptness, the Company shall deliver to each Member such other information and financial data concerning the Company any such Member may reasonably request.

6.4    Taxation.

6.4.1     Partnership Tax Status. The Members agree to make such elections as may be appropriate so that the Company shall be treated as a partnership for federal, state and local income tax purposes and to refrain from taking any action that could adversely affect such classification. The Members further agree, and authorize and require the Company and the Tax Matters Partner to take such actions (including the making of, or refraining from making, any relevant elections) to perfect such status. The Members further intend that the provisions of Sections 6221-6234 of the Code shall apply to the Company and intend that, if the circumstances so require, an election under Section 6231(a)(1)(B)(ii) of the Code shall be made. The Members hereby agree not to elect for the Company to be excluded from the application of Subchapter K.

6.4.2    Tax Elections and Reporting.

6.4.2.1     Generally. The Company shall make the following elections and take the following positions under U.S. income tax laws and regulations and any similar state statutes:

(a)     Adopt the calendar year as the annual accounting period;

(b)     Adopt the accrual method of accounting.

(c)     to be taxed as a "partnership" for federal, state and local income tax purposes;

(d)     to amortize organizational expenses under Section 709(b) of the Code and start-up expenses under Section 195 of the Code ratably over the shortest period that applicable law allows; and

(e)     to adopt a method of depreciation that allows for the most accelerated method of depreciating assets.

6.4.2.2     Code Section 754 Election. The Board shall, upon the written request of any Member, cause the Company to file an election under Code Section 754 and the Treasury Regulations thereunder to adjust the basis of the Company's assets under Code Section 734(b) or 743(b) and a corresponding election under the applicable sections of state and local law.

6.4.3     Company Tax Returns. A firm of certified public accountants selected by the Board shall, if the Board so determines, be retained to prepare or review the necessary federal income tax returns and information returns for the Company. Any such tax returns not prepared and/or reviewed by the firm of certified public accountants, and all other tax returns, shall be prepared in a manner directed by the Board. Each Member shall provide such information, if any, as may be needed by the Company for purposes of preparing such tax and information returns, provided that such information is readily available from regularly maintained accounting records. The Company shall deliver to each Member a copy of the Company's federal and state income tax and information returns for each fiscal year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to prepare properly its own income tax returns.

6.4.4     Tax Audits. The Kinder Morgan Member shall be the "tax matters partner," as that term is defined in Code Section 6231(a)(7) (the "Tax Matters Partner") with all of the rights, duties and powers provided for in sections 6221 through 6232, inclusive, of the Code. The Tax Matters Partner, as an authorized representative of the Company, shall direct the defense of any claims made by the Internal Revenue Service or other taxing authority to the extent that such claims relate to the adjustment of Company items at the Company level. The Tax Matters Partner shall promptly deliver to each Member a copy of all notices and communications with respect to income or similar taxes received from the Internal Revenue Service or other taxing authority relating to the Company which might materially adversely affect such Members, and shall keep such Members advised of all significant developments in such matters coming to the attention of the Tax Matters Partner. All expenses of the Tax Matters Partner and its Affiliates (including reasonable internal time charges and reasonable disbursements) and other fees and expenses in connection with such defense shall be borne by the Company. The Tax Matters Partner shall not agree to any extension of the statute of limitations for making assessments on behalf of any other Member or bind any other Member to a settlement agreement without, in each case, first obtaining the written consent of that Member.

ARTICLE 7
TRANSFERS OF INTERESTS

7.1    Transfer Restrictions for Membership Interests; Right of First Refusal.

7.1.1    Transfer Restrictions. Except as otherwise provided in Section 7.1.5, no Interest Transfer shall be made by, or with respect to, any Member unless:

(a) (i) in the case of a Transfer of a Membership Interest, such Interest Transfer constitutes a Disposition by the Member and does not involve (A) any consideration other that United States dollars and (B) any assets other than the Subject Membership Interest, and (ii) such Member has complied with the provisions of Sections 7.1.2, 7.1.3 and 7.2; or

(b) such Member has obtained the consent of the other Members, which consent may be withheld in each such other Member's sole discretion.

7.1.2     Transfer Notice. Any Member wishing to make, or which is the subject of, an Interest Transfer (a "Transferor") that satisfies the condition of clause (i) of Section 7.l.l(a) shall notify the non-transferring Members ("Optionees") of the proposed Interest Transfer, specifying in such notice (the "Transfer Notice"): (a) the Membership Interest that, directly or indirectly, is the subject of such Interest Transfer (the "Subject Membership Interest"); (b) the nature of the Interest Transfer; (c) the proposed transferee with respect to such Interest Transfer (the "Transferee") and (d) the price and payment and other terms of the proposed Interest Transfer.

7.1.3     Right of First Refusal. Each Transfer Notice subject to this Section shall constitute an irrevocable offer from the Transferor to sell to the Optionees the Subject Membership Interest on the same terms and conditions as stated in the Transfer Notice. Within thirty (30) days following receipt of a Transfer Notice (the "Offer Period"), except as otherwise specified below, each Optionee may purchase up to its proportionate share of the Subject Membership Interest, based on the ratio which the percentage Membership Interest held by such Optionee bears to the total percentage Membership Interests held by all Optionees. During the Offer Period, each Optionee may elect to accept such offer in whole or in part by delivering to the Transferor written notice of its irrevocable election to accept such offer. If any Optionee elects to purchase less than its proportionate share of the Subject Membership Interest, the remaining Optionees shall be given the opportunity to allocate the remaining Subject Membership Interest among themselves, and in the absence of an agreement, the remaining Optionees may purchase their respective proportionate share of the remaining Subject Membership Interest based on the ratio which the percentage Membership Interest held by such remaining Optionee bears to the total percentage Membership Interests held by all remaining Optionees. If the Optionees elect to purchase all of the Subject Membership Interest, the closing of the purchase and sale of any Subject Membership Interest pursuant to this Section will occur on the 10th Business Day following expiration of the Offer Period or within such other reasonable time period as the Members participating in such sale may agree. At such closing, the Optionees will deliver the consideration payable to the Transferor, against delivery of the Subject Membership Interest by the Transferor, free and clear of any Liens. If an Optionee does not accept such offer prior to expiration of the Offer Period, the offer to such Optionee will be deemed to have been rejected. In the event that the Optionees have not elected to purchase all of the Subject Membership Interest prior to expiration of the Offer Period or the Optionees have notified the Transferor that all Optionees consent to such Interest Transfer, the Transferor will be entitled to Transfer such Subject Membership Interest to Transferee on the terms set forth in the original Transfer Notice, at any time within one hundred twenty (120) days after the expiration of the Offer Period, provided that such Transfer does not otherwise violate any of the provisions of this Agreement. If such Transfer is not consummated within such one hundred twenty (120) day period, any Transfer that otherwise would have been permitted under this Section 7.1.3 shall once again be subject to the provisions of Article 7.

7.1.4     Intentionally Omitted.

7.1.5     Exceptions to Transfer Restrictions. Compliance with the provisions of Section 7.1.1, 7.1.2 and Section 7.1.3 shall not be required when:

(a) (i) a Member (A) holding less than 25% of all of the Membership Interests makes a Disposition to an Affiliate of its Parent, or (B) holding 25% or more of all of the Membership Interests makes an Interest Transfer to an Affiliate of its Parent, in each case so long as it has given at least ten (10) Business Days' prior written notice to the other Member(s) identifying and providing relevant information about such Affiliate and (ii) such Disposition or Interest Transfer, as the case may be, otherwise complies with the terms of this Agreement; or

(b) an Interest Transfer is the result of a Change in Control caused by a consolidation or merger to which a Parent is a party, or the sale of all or substantially all of a Parent's assets to another Person, and the Transferor provides written notice to the non transferring Member(s) within ten (10) Business Days after the Transfer identifying and providing relevant information about such Transferee.

7.2     Other Transfer Restrictions. Notwithstanding any other provision hereof to the contrary, no Interest Transfer will be made unless:

(a)     such Interest Transfer will be accomplished in a non-public offering exempt from registration and qualification requirements of all applicable securities laws and regulations, provided that such restriction shall not apply to any Interest Transfers made pursuant to Section 7.1.5(b);

(b)     such Interest Transfer will not result in or cause (i) any new obligations on the Company or (ii) any material defaults under, any material breaches of any material obligations contained in, or any material failures of material conditions on the Company contained in any agreements to which the Company is a party;

(c)     the Transferor holds the non-transferring Members harmless from all costs, expenses or liabilities (including reasonable attorneys' fees and disbursements) incurred by the non-transferring Members in connection with the Interest Transfer; and

(d)     the Transferee shall have entered into a legally binding agreement to be bound by this Agreement from and after the date such Transferee becomes a Member, in form and substance reasonably satisfactory to the non-transferring Members, provided that such restriction shall not apply to any Interest Transfers made pursuant to Section 7.1.5(b).

7.3     Continuing Obligations. No Transfer of an Interest will effect the release of the Transferring Member from any liabilities or obligations it owes under this Agreement to the Company or any other Member. Any Member that effects a Disposition in accordance with this Article 7 will:

(1)    cease to be a Member on the effectiveness of that Disposition; and

(2)    remain a party subject to Sections 2.5 and 2.6 and Articles 9 and 12 as if it were a Withdrawing Member.

7.4    Intentionally Omitted.

7.5     Make-whole Payment. A Member may effect or be the subject of an Interest Transfer that would result in a termination of the Company for purposes of Section 708 of the Code only if the Interest Transfer is compelled by law or regulation in circumstances that cannot be reasonably avoided, and the transferring Member meets the requirements of this Section 7.5 and otherwise complies with the applicable provisions of this Article 7. Prior to that Interest Transfer, the transferring Member or its Parent or its designee must offer to pay to each other Member prior to the Interest Transfer in cash the amount (the "Make-whole Amount") necessary to hold that other Member harmless against any deferral of state or federal income tax depreciation or other increase in liability for such tax (including any change in the present value of such liability) that such termination would cause. For purposes of calculating the Make-whole Amount, such other Members will be treated as if they are corporations for federal and state income tax purposes. In the case of any Interest Transfer to which this Section 7.5 applies, the Make-whole Amount for each Member entitled to be paid that amount will be computed on a net present value basis using:

(a)     the Agreed Rate in effect on the date of payment and

(b)    the highest marginal applicable state and federal corporate income tax rates for the year of payment.

Using those same highest marginal rates, the amount that is determined pursuant to the preceding sentence will be grossed up such that the increased amount reduced by the state and federal income tax that are deemed paid by reason of the receipt thereof is equal to the amount that is determined pursuant to the preceding sentence. If the applicable state income tax is deductible for federal income tax purposes, effect will be given to that deduction in calculating the Make-whole Amounts. Each Member may accept this payment or, at its sole option, receive full indemnity on such after-tax basis from the Transferring Member for all state and federal income tax impacts relating to that Member directly resulting from the Section 708 termination.

ARTICLE 8
TERM; DISSOLUTION AND TERMINATION; EVENTS OF DEFAULT; RIGHT
TO WITHDRAW

8.1     Term of Agreement.

8.1.1     Term. The term of the Company shall be perpetual unless the Company is earlier dissolved in accordance with the provisions contained in this Agreement. Notwithstanding the term, this Agreement shall continue in full force and effect until the earliest to occur of (a) termination by the Required Consent of the Members, (b) entry of a judicial dissolution under the LLC Act, or any other event that causes a dissolution of the Company because the LLC Act mandates dissolution upon occurrence of such other event, notwithstanding any agreement among Members to the contrary, or (d) the final dissolution and completion of winding up of the Company; provided that this Agreement shall continue in force thereafter solely with respect to (i) claims, demands, events or occurrences that occurred before such termination, including the indemnification provided in Article 10, (ii) the provisions of Articles 9 (relating to resolution of Agreement Disputes) and 12, and (iii) the provisions of Sections 2.5 and 2.6. In the event of the withdrawal by all the Members from the Project pursuant to Article 3, then each of the Members shall Consent to proceed promptly and in good faith with the winding up of the business and distributing the assets of the Company or take such other actions required to effectuate the termination of the Company, as agreed by the Members.

8.1.2     No Termination of the Company. Except as expressly provided in this Agreement, no Member shall seek to withdraw from the Company or seek to dissolve, terminate or liquidate the Company, and no Member shall petition a court for its withdrawal or the partition, dissolution, termination or liquidation of the Company or its property. Each of the Members hereby irrevocably waives any and all rights that it may have to maintain an action to partition Company property, respectively, or to compel any sale or transfer thereof.

8.1.3     Events of Dissolution. The Company shall be dissolved upon the first to occur of the following:

8.1.3.1     the Required Consent of the Members to dissolve the Company, but only on the effective date of dissolution specified by such Members at the time of such approval;

8.1.3.2    entry of a decree of judicial dissolution under the LLC Act; or

8.1.3.3     any other event that causes a dissolution of the Company because the LLC Act mandates dissolution upon the occurrence of such other event, notwithstanding any agreement among the Members to the contrary.

8.1.4     Procedures Upon Dissolution. The Company will not dissolve as a result of the Withdrawal of any Member, or the occurrence of any other event that terminates the continued membership in the Company of any Member, and, if any such event occurs, that occurrence will not entitle the Members to dissolve the Company. After the Company dissolves, it will not terminate until the Liquidator has wound up its affairs under this Section 8.1. As promptly as practicable after the Company dissolves, and again after the Liquidator has completed the liquidation of the Company, the Liquidator will cause a recognized firm of independent certified public accountants it selects to prepare an accounting of the Company's assets, liabilities and operations through the last day of (a) the calendar month in which the Company dissolves and (b) the calendar month in which the Liquidator completes that liquidation.

8.1.4.1     Liquidator. If the Company dissolves, the Board (or a liquidator the Board appoints) will dispose of the assets of the Company, discharge its liabilities and otherwise wind up its affairs in accordance with this Section 8.1. This Agreement refers to the Person actually conducting that liquidation in accordance with the preceding sentence, whether the Board or a liquidator the Management Committee appoints under this Section 8.1.4.1 or a court appoints under Section 8.1.4.2, as the "Liquidator."

The Board will determine the time, manner and terms of any sale or sales of Company property, having due regard for the activity and condition of the relevant markets and general financial and economic conditions; provided, however, that the Board may distribute the Company's assets in kind to the Members if it deems such a distribution to be practicable. The Liquidator, if other than the Board, will be entitled to receive such compensation for its services as the Board approves.

The Liquidator may resign at any time by giving 15 days' prior written notice to all the Members. The Board may remove the Liquidator, if other than the Board, with or without cause, by a written notice of removal the Board signs and delivers to the Liquidator. If a vacancy in the position of Liquidator occurs for any reason, the Board will appoint a successor and substitute Liquidator within 30 days of that occurrence. Any successor and substitute Liquidator appointed under this Section 8.1.4.1 or Section 8.1.4.2 will have and succeed to all the rights, powers and duties of the original Liquidator. The right to appoint a successor and substitute Liquidator in the manner this Section 8.1 provides will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will refer also to any such successor and substitute Liquidator appointed in the manner this Section 8.1 provides.

The Liquidator will have and may exercise, without further authorization or consent of any of the Parties or their legal representatives or successors in interest, all the powers this Agreement and applicable law confer on the Board and the Board to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions.

8.1.4.2     Court Appointment of Liquidator. If the Board is to appoint the original Liquidator under Section 8.1.4.1, but fails to do so within 90 days after the Company dissolves, or, following the filling of the position of Liquidator under Section 8.1.4.1, a vacancy exists in that position for 30 or more consecutive days, any interested Person will have the right to apply to the Delaware Court of Chancery under Section 18-803(a) of the LLC Act for appointment of the Liquidator or successor Liquidator, and that judge, acting as an individual and not in his judicial capacity, will be fully authorized and empowered to appoint and designate a successor and substitute Liquidator having all the powers, duties, rights and authority this Agreement provides to the Liquidator.

8.1.4.3     Liquidation. In the course of winding up of the Company, the Liquidator may, at the direction of the Board, dispose of the Company's assets by public or private sale or by distribution to the Members under Section 8.1.4.4. The Liquidator will treat all amounts the Company owes to Members otherwise than in respect of their distribution rights under Section 8.1.4.4 and all costs of the liquidation under this Section 8.1 as Company liabilities it will discharge in the course of winding up the Company's affairs.

The Liquidator will cause the Company to (1) pay or make reasonable provision for the payment of all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company, and (2) make such provision as will be reasonably likely to be sufficient to provide compensation for (A) any claim against the Company which is the subject of each pending action, suit or proceeding to which the Company is a party and (B) claims that have not been made known to the Company or have not arisen, but that, on the basis of facts known to the Company, are likely to arise or become known to the Company within 10 years after the date of dissolution. If the Company has sufficient assets, the Liquidator will cause it to (1) pay all such claims and obligations in full and (2) make any such provision for payment in full. If the Company does not have sufficient assets for those purposes, the Liquidator will cause the Company to pay or provide for the payment of all those claims and obligations according to their priority and, among claims of equal priority, ratably to the extent of the Company's assets available therefor.

The Liquidator will maintain any reserve it has established with respect to contingent, conditional or unmatured claims against the Company until the last to occur of the resolution of all asserted claims to which it relates or the 10th anniversary of the date of the Company's dissolution, following which anniversary the Liquidator will distribute the assets remaining in the reserve, if any, as liquidation proceeds under Section 8.1.4.4.

8.1.4.4    Distribution of Assets.

(a)     After the Liquidator has completed paying or making provision for the payment of the Company's liabilities in accordance with Section 8.1.4.3, the Company will, subject to the provisions of this Section 8.1.4.4, apportion and distribute its remaining assets to the Members as follows:

(i)     the Liquidator may sell all or any of those assets and, to the extent it does so, it will compute the gain or loss resulting from each such sale and allocate that gain or loss to the Capital Accounts of the Members in accordance with this Agreement;

(ii)     the Board will determine the Fair Market Value of all those assets the Liquidator does not sell, and the Capital Account Balances of the Members will be adjusted as provided herein as though the Unrealized Gain or Unrealized Loss in those assets were recognized and the assets of the Company will then be distributed, first, (A) to the Members in proportion to and to the extent of the Capital Account Balance of each Member and, second, (B) to the Members in proportion to their Sharing Ratios.

(b)     The distributions of cash or property to the Members in accordance with this Section 8.1.4.4 will constitute:

(i)     a complete return to each Member of its Capital Contributions;

(ii)     a complete distribution to the Members of all their respective Membership Interests and all the Company's property; and

(iii)     a compromise to which all the Members have consented under Section 18-502(b) of the LLC Act.

(c)     No dissolution or termination of the Company will relieve any Member from any obligation it has to the Company on the date of that dissolution or termination to the extent that the obligation has accrued and is no longer conditional, including any obligation to return funds to the Company or make a Capital Contribution. Unless the Board determines otherwise, each Member must discharge on or before that date any such obligation to return funds or make Capital Contributions and, to the extent it does so, will not have any claim against any other Member for the amount it so returns or pays.

8.1.4.5     Deficit Capital Accounts. No Member will be required to pay to the Company, any other Member or any other Person any deficit balance that may exist from time to time in the Capital Account of that Member or any other Member.

8.1.4.6     Termination. When the Liquidator completes the application and distribution of the Company's assets, the Company will terminate and the Liquidator will take such actions and execute and file such documents, including a certificate of cancellation under Section 18-203 of the Delaware Act, as it deems necessary or appropriate to effect that termination.

8.2     Events of Default.

8.2.1     Events of Default. The occurrence of any of the following events shall constitute an event of default (an "Event of Default") hereunder on the part of the Member with respect to which such Event of Default occurs:

(a)     a material breach or default in the performance of any material agreement, obligation, covenant or undertaking under this Agreement, and the failure of the defaulting Member to cure such breach or default within forty-five (45) days after receipt of written notice thereof from the other Member; (or, in the case of an Event of Default arising from the failure of the defaulting Member to pay any amount of money when required pursuant to the terms hereof or thereof, within three (3) Business Days after receipt of written notice thereof from the other Member); provided, however, that if (x) such breach or default cannot be cured within such forty-five (45)-day period, (y) such breach or default is susceptible of cure, and (z) the defaulting Member is proceeding with diligence and in good faith to cure such breach or default, then such forty-five (45)-day period shall be extended to such date, not to exceed a total of ninety (90) days from the date the defaulting Member receives notice of the breach or default from the other Member, as is necessary to cure such breach or default; or

(b)    an Act of Insolvency with respect to a Member; or

(c)    a Rockies Credit Agreement Default.

8.2.2     Remedy Upon Event of Default. For so long as an Event of Default has occurred and is continuing with respect to a Member, the rights, but not obligations, of such Member hereunder including the right to vote and receive distributions from the Company pursuant to Article 4, shall be suspended, provided however that if the Member against which an Event of Default is asserted disputes in good faith the occurrence of the Event of Default pursuant to Article 9, then the suspension of such Member's rights shall not occur until the determination of the occurrence of the Event of Default pursuant to Article 9 and, if such determination of the Event of Default is made, such defaulting Member shall return to the Company any distributions received from the Company during the period when the Event of Default occurred and was continuing.

8.2.3     Remedy Not Exclusive. The rights of the non-defaulting Member set forth above in this Section 8.2 shall be in addition to such other rights and remedies that may exist at law, in equity or under contract on account of such Event of Default. Without limiting the generality of the foregoing, the Members acknowledge that an award of damages for failure to comply with Sections 2.5 or 2.6, or Articles 7, 8 and 9 would not be an adequate remedy for the Members attempting to enforce such provisions, and accordingly the Members expressly authorize any such Members to bring an action against the other Member to compel the specific performance by such other Member of their obligations to comply with such provisions.

8.3     Right of Withdrawal. Except as expressly provided in Section 3.3, no Member has the power or right to voluntarily withdraw, resign or retire from the Company.

ARTICLE 9
AGREEMENT DISPUTE RESOLUTION

9.1     In General. Any questions, disputes or differences in any way relating to or arising out of the existence, validity, interpretation, application, breach or asserted breach of any provision of this Agreement (an "Agreement Dispute"), shall be resolved exclusively as set forth in this Article 9. If an Affiliate of a Member is involved in a dispute which is related to an Agreement Dispute because such Affiliate is a party to an Affiliate Contract or otherwise, the Members agree to resolve such dispute as part of the resolution of the Agreement Dispute pursuant to this Article 9.

9.1.1     Senior Executive Discussions. The Presidents of the Members shall use their reasonable efforts to resolve any Agreement Dispute. If such Agreement Dispute is not resolved by discussion between or among such senior executives within thirty (30) days after referral to such senior executives by one Member to the other Member(s) in writing, the Members shall refer the matter to mediation pursuant to Section 9.1.2 below.

9.1.2     Mediation. If such Agreement Dispute is not resolved by discussion between such senior executives pursuant to Section 9.1.1 within thirty (30) days after the expiration of the period set forth in such section, the Members shall endeavor to resolve the Agreement Dispute by mediation under the Mediation Rules. The Members shall endeavor promptly thereafter to agree upon a mediator, which mediator, unless otherwise agreed by the Members, is knowledgeable in the natural gas industry. If the Members fail to agree on such mediator within twenty-one (21) days after expiration of the thirty (30) day period referred to above in this Section 9.1.2, a mediator with the qualifications described above shall be appointed by the AAA in New York, New York in accordance with the Mediation Rules. The Members shall meet with the mediator within fifteen (15) days after the date the mediator is selected. At least one (1) representative of each Member with the authority to settle such Agreement Dispute shall be present at such meeting.

9.2     Arbitration. If the Agreement Dispute has not been resolved by written agreement within forty-five (45) days after the first substantive meeting with the mediator pursuant to Section 9.1.2, the Members shall proceed to arbitration in accordance with this Section 9.2.

9.2.1     Rules and Venue. Any such arbitration shall, except as otherwise provided in this Article 9, be conducted in accordance with the Commercial Arbitration Rules; provided that depositions may be taken and discovery may be made in accordance with the Federal Rules of Civil Procedure. The arbitration shall be conducted in New York, New York.

9.2.2     Arbitral Tribunal. The arbitration shall be conducted before a panel of arbitrators consisting of (a) one (1) arbitrator appointed by each disputing Member, each of whom shall be an attorney having practiced in the area of commercial law for at least ten (10) years and (b) the minimum number of arbitrators, if any, necessary to complete a panel containing an odd-numbered total of arbitrators, who shall be mutually appointed by the Member-appointed arbitrators and who shall be either attorneys having practiced in the area of commercial law for at least ten (10) years or former trial judges of a federal or state court, and the mutually appointed arbitrators shall choose one from their number who shall serve as the chairman of the arbitration. The Member-appointed arbitrators shall be appointed within fifteen (15) days of the commencement of arbitration, and the other arbitrators and chairman shall be appointed within ten (10) days after the appointment of the final Member-appointed arbitrator. If any Member fails to appoint an arbitrator within such fifteen (15)-day period, or if all Member appointed arbitrators have been appointed but cannot agree on the appointment of the other arbitrators, the Members that have appointed an arbitrator shall cause the AAA in New York, New York to make such appointment. The arbitration hearing shall be commenced no later than seventy-five (75) days after the selection of the chairman.

9.2.3     Interpretation of Provisions. The interpretation and application of this Article 9 shall be governed by the terms of this Article 9, the other provisions of this Agreement, and the laws of the State of Delaware, without regard to any conflict of law rules that might lead to the application of the laws of any other jurisdiction. The arbitrators shall decide all other disputes based on the terms of this Agreement, as applicable, pursuant to the laws of the State of Delaware, without regard to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

9.2.4     Proceedings, Awards and Judgments.    Any decision or award of the arbitrators hereunder shall be the decision or award of a simple majority of the arbitrators and shall be final and binding, and shall not be subject to any form of appeal. Judgments upon awards or orders for enforcement may be entered by all courts to which an award is presented, and execution may be had in accordance with the law of execution generally applied in the jurisdiction or jurisdictions where enforcement is sought. The arbitrators shall be directed and authorized to apportion fees and expenses of the parties in connection with the proceeding, and the fees and expenses of the arbitration proceeding, in an equitable fashion taking into account the outcome of the proceeding.

9.3     Pendency of Dispute. The existence of an Agreement Dispute, or the pendency of the Agreement Dispute settlement or resolution procedures set forth above, shall not in and of themselves relieve or excuse any party from its ongoing duties and obligations under this Agreement.

ARTICLE 10
INDEMNIFICATION

10.1     Indemnification.

10.1.1     Indemnification by Member. Each Member (in such capacity, the "Indemnifying Member") shall, to the maximum extent permitted by law, defend, protect, indemnify and hold harmless each other Member and such other Member's officers, directors, employees, agents, shareholders, partners and successors and assigns and each Affiliate thereof (collectively, in such capacity, the "Indemnified Parties") from and against any Losses suffered or incurred by any of the Indemnified Parties arising out of (a) the inaccuracy of any representation or warranty by such Indemnifying Member contained in this Agreement or (b) the breach or default by such Indemnifying Member of any of its covenants or agreements contained in this Agreement.

10.2    Procedure for Indemnification with Respect to Third Party Claims.

10.2.1     Notice of Claim. If any legal proceedings shall be instituted or any claim or demand shall be asserted by any Third Party in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Article 10, the party or parties seeking indemnification (collectively, the "Indemnitee") shall, within forty-five (45) days of the receipt thereof, cause written notice of the legal proceedings or the assertion of any claim or demand of which it has knowledge that is covered by the indemnity under this Article 10 to be forwarded to the party or parties from which indemnification is sought (collectively, the "Indemnitor") specifying the nature of and specific basis for such legal proceedings, claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be binding upon the Indemnitee, in its effort to collect the final amount arising out of such legal proceedings, claim or demand; provided, that the failure of an Indemnitee to give timely notice shall not affect rights to indemnification under this Article 10 except to the extent that the Indemnitor has been materially prejudiced by such failure.

10.2.2     Conduct of Claim. The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or to take exclusive control of, the defense, negotiation and/or settlement of any proceeding, claim or demand which relates to any amounts indemnifiable or potentially indemnifiable under this Article 10; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice, which shall be at its own expense, unless (a) the Indemnitor chooses counsel not reasonably acceptable to the Indemnitee, or (b) the Indemnitor does not pursue with reasonable diligence such defense, negotiation or settlement. The Indemnitee shall have a right to notice of any settlement, and the Indemnitor shall not execute or otherwise agree to any consent decree which provides for other than monetary payment by the Indemnitor without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor. If the Indemnitor elects not to defend or settle such proceeding, claim or demand and the Indemnitee defends, settles or otherwise deals with any such proceeding, claim or demand, which settlement may be without the consent of the Indemnitor, the Indemnitee shall provide fifteen (15) days' advance written notice of any property settlement to the Indemnitor and will act reasonably and in accordance with its good faith business judgment. The parties shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

10.2.3     Payment of Claim. After final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer in immediately available funds to an account specified by Indemnitee within thirty (30) days after the date of such notice.

10.2.4     Access to Information. If any claim is made by a Third Party against an Indemnitee, the Indemnitee shall use commercially reasonable efforts to make available to the Indemnitor those partners, shareholders, directors, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnitee but failure to provide necessary witnesses or access to information will excuse Indemnitor's performance.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

11.1     Representations and Warranties of the Members. Each Member hereby represents and warrants to other Members as of the Effective Time, in the case of the Initial Members, and in the case of any other Member, as of the date on which such Person becomes a Member, as follows:

11.1.1     Organization. Such Member is duly organized and validly existing under the laws of its jurisdiction of formation, and has all requisite corporate or company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as anticipated to be conducted.

11.1.2     Authorization; Valid and Binding Obligation. Such Member has the corporate or company power and authority to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby and thereby in accordance with the terms, provisions and conditions hereof. All corporate or company action on the part of such Member, and on the part of its directors or managers and shareholders or members or partners, as the case may be, necessary for the authorization, execution, delivery and performance of this Agreement, has been duly and validly taken. This Agreement constitutes such Member's legal, valid and binding obligation, enforceable against such Member in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness and good faith and fair dealing (regardless of whether enforcement is sought in a proceeding or at law or in equity).

11.1.3     No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) conflict with, or result in any violation of (i) the constitutive documents of such Member, or (ii) any applicable law or order, or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of a lien or encumbrance on the property and assets of such Member, under any mortgage, indenture, lease, or other agreement or instrument, permit, concession, franchise, or license to which such Member or any of its Affiliates is a party or by which it is bound, in the case of clause (a)(ii) and (b), the effect of which would be to materially impair or delay the ability of Member to perform its obligations under this Agreement or otherwise have a material adverse effect on the Company or the Project.

11.1.4     Litigation. There is no judicial, administrative or arbitral action, suit or proceeding, public or private, pending against such Member or its Affiliates that questions the validity of this Agreement or the right of such Member to execute, deliver and perform its obligations under this Agreement, or, if adversely determined, that would materially impair or delay the ability of such Member to perform its obligations under this Agreement or otherwise have a material adverse effect on the Company or the Project. There are no material orders, injunctions, judgments, decrees, rulings, writs, assessments or arbitration awards issued by any Governmental Person in effect against such Member that would be reasonably likely to materially impair or delay the ability of such Member to perform its obligations under this Agreement or otherwise have a material adverse effect on the Company or the Project.

11.1.5     Sole Business; Absence of Undisclosed Liabilities. The sole business of such Member is and will be the management of its investment in the Company and the performance of its obligations under this Agreement, and, except for those liabilities attributable to (a) its membership in the Company or (b) any tax for which it is liable because of either its assets and activities or its membership in any consolidated, combined, unitary or other group, it does not and will not have any material liabilities.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1     Notices. Any notice, demand, offer, or other instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall, to the extent reasonably practicable, be sent by telecopy, and if not reasonably practicable to send by telecopy, then by hand delivery, overnight courier or certified mail (return receipt requested), to the other parties at the addresses set forth below:

(a)     If to Kinder Morgan Member, to it at:

Kinder Morgan W2E Pipeline LLC
One Allen Center
500 Dallas Street
Suite 1000
Houston, Texas 77002
Fax: (303) 984-3486
Attention: Vice President Business Development

(b)     If to Sempra Member, to it at:

P&S Project I, LLC
c/o Sempra Pipelines & Storage
16945 Northchase Drive
Houston, TX 77060
Fax: (281) 875-0705
Attention: President, Sempra Pipelines & Storage Midstream

with a copy to:

Sempra Energy
101 Ash Street
San Diego, CA 92101
Telephone: (619) 696-4345

Fax: (619) 696-4310
Attention: General Counsel

(c)     If to ConocoPhillips Member, to it at:

COPREXLLC
C/O ConocoPhillips
2120 Tarkington
600 North Dairy Ashford
Houston, Texas 77079
Attn: Manager, Joint Ventures

with a copy to:

ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079
Attn: Deputy General Counsel, Downstream

Each party may change the place to which notice shall be sent or delivered or specify one (1) additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other parties. Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received: (a) if sent by hand or overnight courier, the date when duly delivered at the address of the recipient; (b) if sent by certified mail, the date of the return receipt; or (c) if sent by telecopy, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telecopy was sent indicating that the telecopy was sent in its entirety to the recipient's telecopy number.

12.2     Disclaimer of Agency. This Agreement does not create any relationship beyond the scope set forth herein, and except as otherwise expressly provided herein, this Agreement shall not constitute any of the Members or the Company the legal representative or agent of any other, nor shall any Member or the Company have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Member or the Company.

12.3     Amendment. Any amendment, modification or supplement of or to this Agreement must be in writing and executed by Members collectively holding 75% or more of all of the Membership Interests at the time of such amendment, modification or supplement; provided that no amendment, modification or supplement having a material adverse effect on the rights of any Member shall be affected without the consent of such Member. The Board shall notify all Members upon final adoption of any amendment, modification or supplement.

12.4     Interest. In the event any Member fails to make any payment when due hereunder to another Member or the Company, such overdue payment shall bear interest from the date due at a rate equal to the Agreed Rate.

12.5     Waiver of Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, no Member, Company Manager, Director or any Affiliate thereof shall be liable to any other Member or the Company or to their respective Affiliates under this Agreement for consequential, incidental, special, indirect or punitive damages of any nature, including lost profits or revenues, the cost of capital or lost business opportunity. The Members intend that the waivers and disclaimers of liability, releases from liability, and limitations and apportionments of liability expressed herein shall apply, whether in contract or in tort, even in the event of the application of strict liability or in the event of the fault or negligence (in whole or in part) of or breach of contract by a Member or its Affiliate released or whose liability is waived, disclaimed, limited, apportioned or fixed, and shall extend to such Member's Affiliates and its and their constituent partners, shareholders, directors, officers, employees, representatives and agents. The Members also intend and agree that such provisions shall continue in full force and effect notwithstanding the termination, suspension, cancellation or rescission of this Agreement or any Affiliate Contract, or the dissolution and termination of the Company.

12.6     Governing Law. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware (excluding any conflict of law rules that would refer the matter to be decided to the laws of another jurisdiction).

12.7     Counterparts. The Members may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all the Members, and each counterpart shall be deemed an original instrument as against any Member who has signed it.

12.8     Binding Effect. This Agreement shall be binding on all successors and assigns of the Members and inure to the benefit of the respective successors and permitted assigns of the Members, except to the extent of any express contrary provision in this Agreement.

12.9     Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by reason of such holding.

12.10     Captions. Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

12.11     Entire Agreement. This Agreement and any agreement, document or schedule attached hereto or thereto or referred to herein or therein, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the Members that were authorized by the Members with respect to the Company, and the Company Business. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged. The Members further agree that all claims and causes of action, if any, whether known or unknown, arising form and related to the Joint Development Agreement, dated November 8, 2005 and/or the Limited Liability Company Agreement of West2East Pipeline LLC, dated December 16, 2005 (both as amended, modified or supplemented thereafter) are preserved and exempt from the terms of this provision.

12.12     No Rights in Third Parties. The provisions of this Agreement are for the exclusive benefit of the Members and their respective successors and permitted assigns and, solely with respect to Article 10, the indemnified Persons described therein. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person or Governmental Person, including (a) the Company, (b) any Person or Governmental Person to whom any debts, liabilities or obligations are owed by the Company or any Member, or (c) any liquidator, trustee or creditor acting on behalf of the Company. Notwithstanding Section 5.4.1 and Article 10, no such creditor or any other Person or Governmental Person shall have any rights under this Agreement (or any other Agreement to which the Members are parties), including rights with respect to enforcing the payment of capital contributions, unless specifically set forth herein or therein.

12.13     No Title to Company Property. All property owned by the Company, whether real, personal or mixed, and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, as applicable, and no Member, individually, shall have any interest or title in such property except indirectly through such Member's ownership of a Membership Interest.

12.14     Further Assurances. Each Member shall, and shall use its reasonable efforts to cause its Affiliates to, take such further actions as are reasonably requested by any other Member, including the execution and delivery of documents, as are necessary or expedient to carry out the intent of this Agreement.

12.15     No Waiver. Any failure of a party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such party thereafter to enforce any and each such provision.

12.16     Consent to Jurisdiction. Without limiting the provisions of Article 9 hereof, the Members agree that any legal proceeding by or against any Member or with respect to or arising out of this Agreement may be brought in or removed to the United States District Court for New York or the courts of the State of New York, in the City of New York. By execution and delivery of this Agreement, each Member irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom. The Members irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, as follows:

For service of process to a Kinder Morgan Member, to such party at the following address:

Kinder Morgan W2E Pipeline LLC One Allen Center
500 Dallas Street
Suite 1000
Houston, Texas 77002
Attention: General Counsel, Gas Pipelines

For service of process to a Sempra Member, to it at the following address:

P &S Project I, LLC
c/o Sempra Energy
101 Ash Street
San Diego, CA 92101
Attention: General Counsel

For service of process to ConocoPhillips Member, to it at the following address:

COPREXLLC
C/O United States Corporation Company
80 State Street
Albany, NY 12207-2543

Any such service of process shall be effective five (5) Business Days after mailing, or, if hand delivered, upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The Members hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party is entitled pursuant to any final judgment of any court having jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers or directors, have executed this Agreement as of the Effective Time.

Kinder Morgan W2E Pipeline LLC,
a Delaware limited liability company

By: /s/ Joseph Listengart
Name: Joseph Listengart
Title: Vice President

P&S Project I, LLC,
a Delaware limited liability company

By:
Name:
Title:

COPREX LLC,
a Delaware limited liability company

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers or directors, have executed this Agreement as of the Effective Time.

Kinder Morgan W2E Pipeline LLC,
a Delaware limited liability company

By:
Name:
Title:

P&S Project I, LLC,
a Delaware limited liability company

By:    /s/ Ryan O'Neal
Name: Ryan O'Neal
Title: V.P.

COPREX LLC,
a Delaware limited liability company

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers or directors, have executed this Agreement as of the Effective Time.

Kinder Morgan W2E Pipeline LLC,
a Delaware limited liability company

By:
Name:
Title:

P&S Project I, LLC,
a Delaware limited liability company

By:
Name:
Title:

COPREX LLC,
a Delaware limited liability company

By: /s/ Michael Carr
Name: Michael Carr
Title: Manager Joint Ventures

SCHEDULE 5.2 to
Limited Liability Company Agreement

Directors and Alternate Directors

Kinder Morgan Member

Directors:    Thomas A. Martin

Mark A. Kissel

Alternate Director:    Douglas R. Walker

Sempra Member

Director:    Ben Reese

Alternate Director:    John Pirraglia

ConocoPhillips Member

Director:    Michael Carr

Alternate Director:    Debbie Adams

SCHEDULE 5.8.1 to
Limited Liability Company Agreement

Parameters for Economic Model

Number of Revenue Years	20
Revenue Reduction After Primary Contract Term	10%
Terminal Value Multiple of20th Year Cash Flow	5
Allocated Overheads	Per Operating Agreement
Escalation Rate for O&M and Sustaining Capital	3.0%
Management Fee (Percent of EBITDA)	1.0%
Working Capital (Percent of Investment)	0.25%
A&G Expenses	As estimated by Operator
O&M	As estimated by Operator
Sustaining Capita	As estimated by Operator
Ad Valorem Tax	As estimated by Operator

Note: Economics will be run assuming 100% of the opportunity capacity is sold on the first day in service.

EXHIBIT A

Membership Interests

Members	% Membership Interest	% Sharing Ratio
Kinder Morgan Member	50	50
Sempra Member	25	25
ConocoPhillips Member	25	25

EXHIBIT B
Initial Officers

Title	Name
President	Mark A. Kissel
Secretary and Vice President	Joseph Listengart
Treasurer	James Saunders
Vice President	Deborah Adams
Vice President	Dwayne Burton
Vice President	Michael J. Carr
Vice President	John Eagleton
Vice President	Stefan Evanoff
Vice President	Robert F. Harrington
Vice President	Randy Holstlaw
Vice President	Jordan Hunter
Vice President	David D. Kinder
Vice President	Johnny McGee
Vice President	Ryan O'Neal
Vice President and Assistant Secretary	Sheila R. Tweed
Vice President	R. Douglas Walker
Vice President	Alice Weekly
Assistant Secretary	T. J. Carroll
Assistant Secretary	Karen Ferazzi
Assistant Secretary	Reuben Rosen